Exhibit 2.1



                                                     EXECUTION COPY






                        AGREEMENT AND PLAN OF MERGER

                                dated as of

                              August 14, 2006

                                by and among

                              MONSANTO COMPANY

                             MONSANTO SUB, INC.

                                    and

                        DELTA AND PINE LAND COMPANY









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                         TABLE OF CONTENTS

                                                               Page
                                                               ----
ARTICLE 1.
      THE MERGER..................................................1
           SECTION 1.01.  The Merger..............................1
           SECTION 1.02.  Conversion of Shares....................2
           SECTION 1.03.  Payment for Shares......................3
           SECTION 1.04.  Certain Adjustments.....................5
           SECTION 1.05.  Stock Options and Company Awards........6

ARTICLE 2.
      THE SURVIVING CORPORATION...................................6
           SECTION 2.01.  Certificate of Incorporation............6
           SECTION 2.02.  Bylaws..................................6
           SECTION 2.03.  Directors and Officers..................7

ARTICLE 3.
      REPRESENTATIONS AND WARRANTIES OF THE COMPANY...............7
           SECTION 3.01.  Corporate Organization..................7
           SECTION 3.02.  Authorization...........................9
           SECTION 3.03.  Capital Stock...........................9
           SECTION 3.04.  Subsidiaries............................9
           SECTION 3.05.  Consents and Approvals; No Violation...10
           SECTION 3.06.  SEC Reports and Financial
                          Statements.............................11
           SECTION 3.07.  Absence of Undisclosed Liabilities.....12
           SECTION 3.08.  Changes................................12
           SECTION 3.09.  Investigations; Litigation.............14
           SECTION 3.10.  Contracts and Commitments..............15
           SECTION 3.11.  Environmental and Safety Matters.......16
           SECTION 3.12.  Taxes..................................18
           SECTION 3.13.  Employment Agreements..................19
           SECTION 3.14.  Change of Control Provisions...........19
           SECTION 3.15.  Employee Benefit Plans.................19
           SECTION 3.16.  Licenses...............................21
           SECTION 3.17.  Real Estate Leases.....................21
           SECTION 3.18.  Real Property..........................21
           SECTION 3.19.  Intellectual Property and Germplasm....22
           SECTION 3.20.  Compliance with Other Instruments
                          and Laws...............................24
           SECTION 3.21.  Employees..............................24
           SECTION 3.22.  Information Supplied...................24
           SECTION 3.23.  Rights Agreement.......................25
           SECTION 3.24.  Certain Fees...........................25
           SECTION 3.25.  Opinion of Financial Advisor...........25
           SECTION 3.26.  Voting Requirements....................25
           SECTION 3.27.  State Takeover Statutes................25
           SECTION 3.28.  No Additional Representations and
                          Warranties.............................26

ARTICLE 4.
      REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB....26
           SECTION 4.01.  Corporate Organization.................26
           SECTION 4.02.  Authorization..........................26
           SECTION 4.03.  No Prior Activities; Ownership of
                          Merger Sub Shares......................26
           SECTION 4.04.  Information Supplied...................27
           SECTION 4.05.  Consents and Approvals; No
                          Violations.............................27
           SECTION 4.06.  Certain Fees...........................27
           SECTION 4.07.  Necessary Financing....................28
           SECTION 4.08.  No Buyer Stockholder Vote..............28

ARTICLE 5.
      COVENANTS OF THE COMPANY...................................28
           SECTION 5.01.  Conduct of Business by the Company
                          and its Subsidiaries Pending the
                          Merger.................................28
           SECTION 5.02.  Stockholders' Meeting..................30
           SECTION 5.03.  Access to Information; Cooperation;
                          Related Matters........................31
           SECTION 5.04.  No Solicitation........................33
           SECTION 5.05.  Employment and Noncompetition
                          Agreements.............................35

ARTICLE 6.
      COVENANTS OF PARENT AND MERGER SUB.........................36
           SECTION 6.01.  Confidentiality........................36
           SECTION 6.02.  Indemnification........................36
           SECTION 6.03.  Operations After the Effective Time....36
           SECTION 6.04.  Employee Benefits......................37

ARTICLE 7.
      COVENANTS OF BUYER AND THE COMPANY.........................37
           SECTION 7.01.  Best Efforts...........................37
           SECTION 7.02.  Certain Filings........................38
           SECTION 7.03.  Public Announcements...................38
           SECTION 7.04.  Further Assurances.....................38
           SECTION 7.05.  Notices of Certain Events..............38
           SECTION 7.06.  Preparation of the Company Proxy
                          Statement..............................39
           SECTION 7.07.  Consents; Antitrust Matters............39
           SECTION 7.08.  Confidentiality........................42
           SECTION 7.09.  Litigation Stay........................42

ARTICLE 8.
      CONDITIONS TO THE MERGER...................................42
           SECTION 8.01.  Conditions to the Obligations of
                          Each Party.............................42
           SECTION 8.02.  Burden of Proof........................44

ARTICLE 9.
      TERMINATION................................................44
           SECTION 9.01.  Termination............................44
           SECTION 9.02.  Waiver.................................46
           SECTION 9.03.  Closing................................46
           SECTION 9.04.  Effect of Termination..................46

ARTICLE 10.
      MISCELLANEOUS..............................................49
           SECTION 10.01. Notices................................49
           SECTION 10.02. Survival of Representations and
                          Warranties.............................50
           SECTION 10.03. Amendments; No Waivers.................50
           SECTION 10.04. Expenses...............................50
           SECTION 10.05. Successors and Assigns.................51
           SECTION 10.06. Governing Law; Submission to
                          Jurisdiction; Waiver of Jury Trial.....51
           SECTION 10.07. Counterparts; Effectiveness............52
           SECTION 10.08. Headings...............................52
           SECTION 10.09. No Third Party Beneficiaries...........52
           SECTION 10.10. Remedies...............................52
           SECTION 10.11. Severability...........................52
           SECTION 10.12. Rules of Construction..................53
           SECTION 10.13. Entire Agreement.......................53
           SECTION 10.14. Certain Defined Terms..................53




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                           DEFINED TERMS

Term                                                    Page Number
----                                                    -----------

Acquisition Transaction..........................................34
Agreement.........................................................1
Buyer Material Adverse Effect....................................28
CERCLA...........................................................18
Certificate of Merger.............................................2
Certificates......................................................4
Closing..........................................................46
Closing Date.....................................................46
Company...........................................................1
Company 10-K.....................................................11
Company 10-Qs....................................................11
Company Award.....................................................6
Company Common Stock..............................................2
Company Disclosure Document......................................25
Company Disclosure Letter.........................................7
Company Proxy Statement..........................................10
Company Reports..................................................11
Company Stock Option Plans........................................6
Company Stockholders Meeting.....................................31
Confidentiality Agreement........................................31
Delaware Law......................................................1
Effective Time....................................................2
Environmental and Safety Requirements............................17
Environmental Lien...............................................18
ERISA............................................................20
Exchange Act.....................................................10
Filed Company SEC Documents.......................................7
Governmental Entity..............................................10
Hazardous Materials..............................................17
HSR Act..........................................................10
Indemnified Parties..............................................36
Investigation....................................................14
knowledge of the Company.........................................15
Licenses.........................................................21
Lien.............................................................21
Material Adverse Change..........................................12
Material Adverse Effect...........................................7
Merger............................................................1
Merger Sub........................................................1
Parent............................................................1
Paying Agent......................................................3
Payment Fund......................................................3
Permitted Liens..................................................22
Plans............................................................20
Release..........................................................17
Rights............................................................2
Rights Agreement.................................................25
Securities Act...................................................11
Series M Preferred Stock..........................................2
Shares............................................................2
Superior Proposal................................................35
Surviving Corporation.............................................2
Tax Returns......................................................18
Transaction.......................................................2

                        AGREEMENT AND PLAN OF MERGER

     This AGREEMENT AND PLAN OF MERGER (this "Agreement") is made and entered into as of August 14, 2006, by and among MONSANTO COMPANY, a Delaware corporation ("Parent"), MONSANTO SUB, INC., a Delaware corporation and a wholly-owned subsidiary of Parent ("Merger Sub"), and DELTA AND PINE LAND COMPANY, a Delaware corporation (the "Company").

                                  RECITALS

     WHEREAS, the Boards of Directors of Parent, Merger Sub and the Company deem it advisable and in the best interests of the stockholders of such corporations to effect the merger of Merger Sub with and into the Company pursuant to this Agreement;

     WHEREAS, the respective Boards of Directors of Parent, Merger Sub and the Company have approved the acquisition of the Company by Parent through the merger of Merger Sub with and into the Company on the terms set forth in this Agreement, and the Board of Directors of the Company has unanimously resolved to recommend that this Agreement and the transactions contemplated hereby, including such merger, be approved and adopted by the stockholders of the Company;

     WHEREAS, contemporaneously with the execution and delivery of this Agreement, Parent, the Company and the other parties named therein are entering into several settlement agreements, dated as of the date hereof, copies of which are attached hereto as Exhibits A, B and C, respectively (collectively, the "Settlement Agreements"); and

     WHEREAS, the parties hereto desire to make certain representations, warranties, covenants and agreements in connection with the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby.

     NOW, THEREFORE, in consideration of the foregoing and of the mutual representations, warranties, covenants and agreements set forth herein, the parties agree as follows:

                                ARTICLE 1.

                                THE MERGER

     SECTION 1.01. The Merger.

          (a) At the Effective Time (as defined in Section 1.01(b) hereof), Merger Sub shall be merged (the "Merger") with and into the Company in accordance with the Delaware General Corporation Law ("Delaware Law"), whereupon the separate existence of Merger Sub shall cease, and the Company shall be the surviving corporation (the "Surviving Corporation"). The Merger is sometimes hereinafter referred to as the "Transaction."

          (b) On the Closing Date (as defined in Section 9.03), the Company and Merger Sub will file a certificate of merger with the Secretary of State of the State of Delaware (the "Certificate of Merger") and make all other filings or recordings required by Delaware Law in connection with the Merger. The Merger shall become effective at such time as the Certificate of Merger is duly filed with the Secretary of State of the State of Delaware and any additional requirements of Delaware Law are complied with or at such later time as is specified in the Certificate of Merger (the "Effective Time").

          (c) From and after the Effective Time, the Surviving Corporation shall possess all the assets, rights, privileges, powers and franchises and be subject to all of the liabilities, restrictions, disabilities and duties of the Company and Merger Sub, all as provided under Delaware Law.

     SECTION 1.02. Conversion of Shares.

          (a) At the Effective Time and by virtue of the Merger and without any action on the part of the holders thereof or any other Person:

     (i) each share of common stock of the Company, $0.10 par value per share ("Company Common Stock"), and Series M Convertible Non-Voting Preferred Stock of the Company ("Series M Preferred Stock") held by the Company as treasury stock or owned by Parent or any subsidiary of Parent immediately prior to the Effective Time (collectively, the "Non-Converted Shares") shall be canceled, and no payment shall be made with respect thereto;

     (ii) subject to Section 1.02(b) and Section 1.03, each share of Company Common Stock, and the associated preferred stock purchase right (the "Rights"), and each share of Series M Preferred Stock (collectively, the "Shares") outstanding immediately prior to the Effective Time shall, except as otherwise provided in clause (i) of this subsection, be converted into the right to receive $42.00 in cash, without interest (the "Merger Consideration"). As of the Effective Time, all such Shares shall no longer be outstanding and shall automatically be canceled and retired and shall cease to exist, and each holder of a certificate representing any such Shares shall cease to have any rights with respect thereto, except the right to receive the Merger Consideration upon surrender of such certificate in accordance with Section 1.03 hereof; and

     (iii) each share of common stock of Merger Sub, $0.01 par value per share, outstanding immediately prior to the Effective Time shall be converted into one share of common stock of the Surviving Corporation, $0.01 par value per share.

          (b) Notwithstanding any provision of this Agreement to the contrary and to the extent available under Delaware Law, any Shares outstanding immediately prior to the Effective Time that are held by a stockholder (a "Dissenting Stockholder") who has neither voted in favor of the adoption of this Agreement nor consented thereto in writing and who has demanded properly in writing appraisal for such Shares and otherwise properly perfected and not withdrawn or lost his, her or its rights (the "Dissenting Shares" and, together with the Non-Converted Shares, the "Excluded Shares") in accordance with
     Section 262 of Delaware Law will not be converted into, or represent the right to receive, the Merger Consideration. Such Dissenting Stockholders will be entitled to receive payment of the appraised value of the Dissenting Shares held by them in accordance with the provisions of such Section 262, except that all Dissenting Shares held by stockholders who have failed to perfect or who effectively have withdrawn or lost their rights to appraisal of such Dissenting Shares pursuant to Section 262 of Delaware Law will thereupon be deemed to have been converted into, and represent the right to receive, the Merger Consideration in the manner provided in Section 1.02(a)(ii) hereof and will no longer be Dissenting Shares. The Company will give Parent prompt notice of any written demands for appraisal, attempted withdrawals of such demands, and any other instruments served pursuant to applicable law received by the Company relating to stockholders' rights of appraisal. The Company will give Parent the opportunity to participate in and direct all negotiations and proceedings with respect to demands for appraisal. The Company will not, except with the prior written consent of Parent, make any payment with respect to any demands for appraisals of Dissenting Shares, offer to settle or settle any such demands or approve any withdrawal or other treatment of any such demands.

     SECTION 1.03. Payment for Shares.

          (a) As of the Effective Time, Parent and Merger Sub shall enter into an agreement with a bank or trust company selected by Parent (which is reasonably satisfactory to the Company) as paying agent for the Merger (the "Paying Agent "), which shall provide that Parent shall deposit with the Paying Agent as of the Effective Time, for the benefit of the holders of Shares (other than Excluded Shares), for exchange in accordance with this Article 1, through the Paying Agent, cash in an amount sufficient to make the payments to the holders of Shares (other than Excluded Shares) contemplated by Section 1.02(a)(ii) hereof (the "Payment Fund"). The Payment Fund shall not be used for any purpose other than as provided in the immediately preceding sentence. The Payment Fund shall be invested by the Paying Agent as directed by Parent; provided, however, that such investments shall be in obligations of or guaranteed by the United States of America or any agency or instrumentality thereof and backed by the full faith and credit of the United States of America, in commercial paper obligations rated A-1 or P-1 or better by Moody's Investors Service, Inc. or Standard & Poor's Corporation, respectively, or in certificates of deposit, bank repurchase agreements or banker's acceptances of commercial banks with capital exceeding $1 billion (based on the most recent financial statements of such bank which are then publicly available). Any net profit resulting from, or interest or income produced by, such investments shall be property of and payable to Parent, provided in the event of any losses due to the investment of the Payment Fund, Parent shall be required to deposit such additional amounts as may be required to ensure that the Payment Fund is sufficient to make any and all payments contemplated by
     Section 1.02(a)(ii) hereof.

          (b) As soon as reasonably practicable after the Effective Time, the Paying Agent shall mail to each holder of record of a certificate or certificates which immediately prior to the Effective Time represented outstanding Company Common Stock (the "Certificates") whose shares were converted into the right to receive the Merger Consideration pursuant to Section 1.02(a)(ii) hereof, (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Paying Agent and shall be in such form and have such other provisions as Parent may reasonably specify) and (ii) instructions for use in surrendering the Certificates in exchange for the Merger Consideration. Upon surrender of a Certificate for cancellation to the Paying Agent, together with such letter of transmittal, duly executed, and such other documents as may reasonably be required by the Paying Agent, the holder of such Certificate shall be entitled to receive in exchange therefor (subject to the terms of Section 1.03(g)) an amount in cash equal to the Merger Consideration with respect to each share of Company Common Stock represented by the Certificate so surrendered, and the Certificate so surrendered shall forthwith be canceled. In the event of a transfer of ownership of Shares which is not registered in the transfer records of the Company, the Merger Consideration payable in respect of the Shares represented by such Certificate may be paid to a Person other than the Person in whose name the Certificate so surrendered is registered if such Certificate is properly endorsed or otherwise in proper form for transfer and the Person requesting such issuance pays any transfer or other taxes required by reason of the payment of such Merger Consideration to a Person other than the registered holder of such Certificate or establishes to the satisfaction of Parent that such tax has been paid or is not applicable. Until surrendered as contemplated by this Section 1.03, each Certificate shall be deemed at any time after the Effective Time to represent only the right to receive upon such surrender the Merger Consideration which the holder thereof has the right to receive in respect of such Certificate pursuant to the provisions of this Article 1. No interest shall be paid or will accrue on any cash payable to holders of Certificates pursuant to the provisions of this Article 1.

          (c) After the Effective Time, there will be no transfers on the stock transfer books of the Company of Shares that were outstanding immediately prior to the Effective Time other than to settle transfers of Shares that occurred prior to the Effective Time. If, after the Effective Time, Certificates are presented to the Paying Agent, they will be cancelled and exchanged for the Merger Consideration as provided in this Section 1.03.

          (d) Any portion of the Payment Fund which remains undistributed to the holders of the Certificates for six months after the Effective Time shall be delivered to Parent, upon demand, and any holders of the Certificates who have not theretofore complied with this Article 1 shall thereafter look only to Parent for payment of their claims for Merger Consideration.

          (e) Neither Parent, Merger Sub, the Company, the Surviving Corporation nor the Paying Agent shall be liable to any Person in respect of any amount delivered to a public official pursuant to any applicable abandoned property, escheat or similar law. If any Certificate shall not have been surrendered prior to two years after the Effective Time (or immediately prior to such earlier date on which any Merger Consideration would otherwise escheat to or become the property of any Governmental Entity (as defined in Section 3.05 hereof)), any such Merger Consideration shall, to the extent permitted by applicable law, become the property of the Surviving Corporation, free and clear of all claims or interest of any Person previously entitled thereto.

          (f) If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by the Surviving Corporation, the posting by such Person of a bond in such reasonable amount as the Surviving Corporation may direct as indemnity against any claim that may be made against it with respect to such Certificate, the Paying Agent shall issue in exchange for such lost, stolen or destroyed Certificate the Merger Consideration due to such person pursuant to this Agreement in respect thereof.

          (g) The Surviving Corporation and the Paying Agent shall deduct and withhold from amounts otherwise payable pursuant to this Agreement to any holder of Shares or holder of Stock Options or Company Awards any amounts required to be deducted and withheld with respect to such payments under the Internal Revenue Code of 1986, as amended, and the rules and regulations promulgated thereunder (the "Code"), or any provision of state, local or foreign law. Any amounts so deducted and withheld will be timely paid to the applicable Governmental Entity and will be treated for all purposes of this Agreement as having been paid to the holder of the Shares or holders of Stock Options or Company Awards, as the case may be, in respect of which such deduction and withholding was made.

     SECTION 1.04. Certain Adjustments. If after the date hereof and on or prior to the Effective Time the outstanding shares of Company Common Stock shall be changed into a different number, class or series of shares or any other security by reason of any reclassification, recapitalization, reorganization, merger, business combination, split-up, stock split, combination or exchange of shares, or any dividend payable in stock or other securities shall be declared thereon with a record date within such period, or any similar event shall occur, the Merger Consideration shall be equitably adjusted to reflect such change; provided, however, that nothing contained herein shall be construed to permit the Company to take any action with respect to its securities that is prohibited by the terms of this Agreement.

     SECTION 1.05. Stock Options and Company Awards.

          (a) As of the Effective Time, each outstanding stock option to purchase Company Common Stock (the "Stock Options"), whether granted under the Company's 1995 Amended and Restated Long-Term Incentive Plan or the Company's 2005 Omnibus Stock Plan (collectively, the "Company Stock Option Plans") or otherwise, shall be cancelled and terminated and the holder of such Stock Option will, in full settlement of such Stock Option and in exchange for the surrender to the Company of any certificate or other document evidencing such Stock Option, receive from the Surviving Corporation an amount (subject to Section 1.03(g)) in cash equal to the product of (i) the excess, if any, of the Merger Consideration over the exercise price per share of Company Common Stock of such Stock Option multiplied by (ii) the number of shares of Company Common Stock subject to such Stock Option (with the aggregate amount of such payment rounded down to the nearest whole cent). The holders of Stock Options will have no further rights in respect of any Stock Options from and after the Effective Time.

          (b) As of the Effective Time, each outstanding award (including restricted stock, deferred stock, phantom stock, stock equivalents and stock units), but excluding Stock Options (each a "Company Award"), under the Company Stock Option Plans shall be cancelled and terminated and the holder thereof shall be entitled to receive (subject to Section 1.03(g)) from the Surviving Corporation an amount in cash equal to the Merger Consideration in respect of each share of Company Common Stock represented thereby, without interest. The holders of Company Awards will have no further rights in respect of any such Company Award from and after the Effective Time.

          (c) Prior to the Effective Time, the Company will adopt such resolutions and will take such other actions as shall be required to effectuate the actions contemplated by this Section 1.05, without paying any consideration or incurring any debts or obligations on behalf of the Company or the Surviving Corporation, including, without limitation, accelerating and causing the complete vesting, as of the Effective Time, of all Stock Options and Company Awards.

                                ARTICLE 2.

                         THE SURVIVING CORPORATION

     SECTION 2.01. Certificate of Incorporation. The certificate of incorporation of Merger Sub in effect at the Effective Time shall be the certificate of incorporation of the Surviving Corporation until amended in accordance with applicable law, except that the name set forth in such certificate of incorporation shall be changed to Delta and Pine Land Company.

     SECTION 2.02. Bylaws. The bylaws of Merger Sub in effect at the Effective Time shall be the bylaws of the Surviving Corporation until amended in accordance with applicable law.

     SECTION 2.03. Directors and Officers. From and after the Effective Time, until successors are duly elected or appointed in accordance with applicable law, (a) the directors of Merger Sub at the Effective Time shall constitute the directors of the Surviving Corporation, and (b) the officers of the Company at the Effective Time shall be the officers of the Surviving Corporation.

                                ARTICLE 3.

               REPRESENTATIONS AND WARRANTIES OF THE COMPANY

     The Company represents and warrants to Parent and Merger Sub that, except as set forth in (i) the disclosure letter (the "Company Disclosure Letter") delivered by the Company to Parent and Merger Sub contemporaneously with the execution of this Agreement or (ii) in (x) the Company 10-K or the Company 10-Qs (excluding any amendments to the foregoing documents filed after the date hereof), (y) any current report on Form 8-K (or any amendment thereto) that was filed by the Company with the Securities and Exchange Commission (the "SEC") following the date of the Company 10-K and prior to the date hereof (collectively, the "Current Reports") or (z) the Company's definitive proxy statement filed by the Company with the SEC on November 19, 2005 (excluding, in the case of clauses (x), (y) and (z) immediately above, (A) all exhibits (other than press releases filed as exhibits to any such Current Report) and (B) all disclosures in any "Risk Factors" section contained in any of the foregoing documents) (the "Filed Company SEC Documents"), it being agreed that all disclosures in the Company Disclosure Letter in any one or more sections referred to therein shall be deemed to have been disclosed in response to each relevant and/or applicable section of this Agreement, so long as the relevance of such disclosures to the representations made by the Company in each such section is reasonably apparent:

     SECTION 3.01. Corporate Organization. The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, and has all requisite corporate power and authority to own, operate and lease its properties and assets and to carry on its business as it is now being conducted. The Company is duly qualified to do business and is in good standing in each jurisdiction in which the character of its properties owned or held under lease or the nature of its activities makes such qualification necessary, except where the failure to be so qualified or to be in good standing would not, individually or in the aggregate, have a material adverse effect on the business, assets or financial condition of the Company and the Subsidiaries taken as a whole (after giving effect to the terms set forth in clauses (a)-(h) immediately below, a "Material Adverse Effect"), except for any effect resulting from or relating to:

          (a) conditions or circumstances generally affecting the cotton and soybean planting seed industries, including any conditions or circumstances resulting from reductions in planted acreage that affects the cotton and soybean industries generally (other than any such conditions or circumstances that affect the Company or its Subsidiaries in a materially disproportionate manner when compared to the effects of such conditions and circumstances on other Persons engaged in the cotton and soybean planting seed industries, provided that only the disproportionate amount shall be considered in determining whether such conditions or circumstances would have a material adverse effect on the business, assets or financial condition of the Company and the Subsidiaries taken as a whole);

          (b) the sale of seed containing technology licensed by the Company or any Subsidiary from Parent or any of Parent's Affiliates;

          (c) any of the litigation matters or investigations specifically described in the Company Disclosure Letter;

          (d) any change or effect relating to general political or economic conditions, or resulting from or arising out of developments or conditions in agricultural, credit, financial or securities markets in general, including, without limitation, any such change or effect caused by changes to government agricultural policies, acts of terrorism or war (whether or not declared) or any material worsening of such conditions existing as of the date of this Agreement, excluding, for all purposes of this clause (d), any such change or effect that affects the Company or its Subsidiaries in a materially disproportionate manner when compared to the effects of such changes and effects on other Persons engaged in the cotton and soybean planting seed industries (provided that only the disproportionate amount shall be considered in determining whether such change or effect would have a material adverse effect on the business, assets or financial condition of the Company and the Subsidiaries taken as a whole);

          (e) any weather condition or any hurricane, earthquake or other natural disaster;

          (f) any change or effect primarily attributable to the execution and public announcement of this Agreement, compliance by the Company and its Subsidiaries with the terms of this Agreement (other than any such change or effect that arises due to compliance by the Company and its Subsidiaries with the terms of Section 5.01(a) that require that the Company and its Subsidiaries to conduct their respective businesses in the ordinary and usual course) or the consummation of the transactions contemplated hereby, excluding any such change or effect resulting from any change of control or similar provision contained in any agreement to which the Company or any Subsidiary is a party or is otherwise bound (other than any such change or effect resulting from any change of control or similar provision contained in any agreement that is listed in Section 3.14 of the Company Disclosure Letter);

          (g) (i) actions taken by Parent or any of its Affiliates, (ii) insects or weeds developing resistance to the technologies of Parent or its Affiliates or (iii) actions of any Governmental Entity with respect to the technologies of Parent and its Affiliates or from the failure by Parent or any of its Affiliates to obtain or maintain regulatory approvals with respect to the technology of Parent or its Affiliates; or

          (h) any currency fluctuations.

     SECTION 3.02. Authorization. The Company has the necessary corporate power and authority to enter into this Agreement and to carry out its obligations hereunder. The execution and delivery of this Agreement by the Company, the performance by the Company of its obligations hereunder and the consummation by the Company of the transactions contemplated hereby have been duly and validly authorized by the Company's Board of Directors, have been unanimously approved by the Company's Board of Directors prior to Parent or Merger Sub becoming an "Interested Stockholder" as defined in
Section 203 of Delaware Law and have been approved as otherwise required by the Company's certificate of incorporation and bylaws, each as amended. Except for the approval of this Agreement and the Merger by the Company's stockholders, no other corporate proceeding on the part of the Company is necessary for the execution and delivery of this Agreement by the Company, the performance of the Company's obligations hereunder or the consummation by the Company of the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by the Company and constitutes a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, moratorium, reorganization or other laws affecting creditors' rights generally or by the availability of equitable remedies generally.

     SECTION 3.03. Capital Stock. The authorized capital stock of the Company consists of: (a) 100,000,000 shares of Company Common Stock, of which, as of August 14, 2006, there were (i) 41,943,690 shares issued and outstanding, (ii) 1,066,667 shares reserved for issuance upon conversion of Series M Preferred Stock, and (iii) 5,637,600 shares held in the Company's treasury (all of which shares are included in the number of issued and outstanding shares in clause (i) immediately above); and (b) 2,000,000 shares of preferred stock, $0.10 par value per share, consisting of (i) 501,989 shares designated for issuance upon the exercise of the Rights as Series A Junior Participating Preferred Stock, of which no shares are issued or outstanding, and (ii) 1,066,667 shares designated as Series M Preferred Stock, all of which were issued and outstanding as of August 14, 2006. All of the outstanding shares of capital stock of the Company have been validly issued and are fully paid, nonassessable and free of preemptive rights with no personal liability attaching to the ownership thereof. As of August 14, 2006, except for the Rights, the Series M Preferred Stock and options to acquire not more than 2,829,110 shares of Company Common Stock pursuant to the Company Stock Option Plans, there are no outstanding subscriptions, options, warrants, rights, contracts or other arrangements or commitments obligating the Company or any Subsidiary to issue or sell any shares of the Company's or any Subsidiary's capital stock or other equity interests or any securities convertible into or exchangeable for shares of the Company's or any Subsidiary's capital stock or other equity interests.

     SECTION 3.04. Subsidiaries. The Company Disclosure Letter lists all direct and indirect Subsidiaries and, for purposes of Section 3.09(c) of this Agreement, Anhui An Dai Cotton Seed Technology Company, Ltd., DeltaMax Cotton, LLC and MDM Sementes De Algodao Limitada (collectively, the "Other Entities"), shall be deemed a Subsidiary. Each Subsidiary is a corporation or other form of business entity duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation or organization, as applicable, and has all requisite corporate or other power and authority to own, operate and lease its properties and assets and to carry on its business as it is now being conducted, and each Subsidiary is duly qualified to do business and is in good standing in each jurisdiction in which the character of its properties owned or held under lease or the nature of its activities makes such qualification necessary, in each case, except where the failure to be so qualified or to be in good standing would not, individually or in the aggregate, have a Material Adverse Effect. All outstanding shares of capital stock of each Subsidiary are validly issued, fully paid and nonassessable and are owned by the Company or another Subsidiary free and clear of any liens, claims or encumbrances, except for any director's qualifying shares.

     SECTION 3.05. Consents and Approvals; No Violation. Except for (a) applicable requirements of the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder (the "Exchange Act"), including the filing with and clearing by the SEC of a proxy statement relating to the Company Stockholders Meeting, as amended or supplemented from time to time (the "Company Proxy Statement"), (b) the filing of a Pre-Merger Notification and Report Form by the Company and the expiration or termination of the waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"), (c) applicable requirements of foreign and supranational laws relating to antitrust and anticompetition clearances, filings or notices, (d) the filing of the Certificate of Merger as required by Delaware Law, (e) such filings and consents as may be required under any environmental law pertaining to any notification, disclosure or required approval triggered by the Merger or the transactions contemplated by this Agreement, (f) filing with the NYSE and the SEC with respect to the delisting and deregistration of the shares of Company Common Stock and (g) such consents, approvals, orders, authorizations, notifications, registrations, declarations and filings as may be required under the corporation, takeover or blue sky laws of various states of the United States and jurisdictions outside the United States, no filing with or prior notice to, and no permit, authorization, consent or approval of, any Person, including any federal, state, local, foreign, supranational or other governmental department, court, commission, governmental body, board, bureau, agency, tribunal or instrumentality (each, a "Governmental Entity") is necessary for the consummation by the Company of the transactions contemplated by this Agreement. Neither the execution and delivery of this Agreement by the Company nor the consummation by the Company of the transactions contemplated hereby nor compliance by the Company with any of the provisions hereof will (i) conflict with or result in any violation of any provision of the certificate of incorporation or bylaws of the Company, each as amended, or the certificate of incorporation, bylaws or analogous organizational documents (in the case of non-corporate entities) of any Subsidiary, each as amended, (ii) result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, cancellation or acceleration) under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, license, agreement or other instrument or obligation to which the Company or any Subsidiary is a party or by which any of them or any of their properties or assets may be bound, or (iii) violate any federal, state, local or foreign order, writ, injunction, decree, statute, rule or regulation applicable to the Company, any Subsidiary or any of their properties or assets, excluding from the foregoing clauses (ii) and (iii) violations, breaches or defaults which would not, individually or in the aggregate, have a Material Adverse Effect.

     SECTION 3.06. SEC Reports and Financial Statements.

          (a) Since August 31, 2002, the Company has filed all required forms, reports and documents with the SEC required to be filed by it pursuant to the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder (the "Securities Act") and the Exchange Act (hereinafter collectively referred to as the "Company Reports"), all of which have complied in all material respects with all applicable requirements of the Securities Act and the Exchange Act as of the filing date thereof. The Company Reports included (i) all certificates required to be included therein pursuant to Sections 302 and 906 of the Sarbanes-Oxley Act of 2002, as amended, and the rules and regulations promulgated thereunder ("SOX"), and (ii) the internal control report --- and attestation of the Company's outside auditors required by Section 404 of SOX, to the extent such report and attestation was required to be included therein under SOX.

          (b) None of the Company Reports, including, without limitation, any financial statements or schedules included or incorporated by reference therein, at the time filed, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

          (c) The consolidated balance sheets and the related consolidated statements of income, cash flow and stockholders' equity (including, without limitation, the related notes thereto) of the Company and its consolidated Subsidiaries included in the financial statements contained in the Company's Annual Report on Form 10-K for the year ended August 31, 2005 (the "Company 10-K") and in the Company's Quarterly Reports on Form 10-Q for the quarters ended November 30, 2005, February 28, 2006 and May 31, 2006 (collectively, the "Company 10-Qs"), present fairly the consolidated financial position of the Company and its consolidated Subsidiaries as of their respective dates, and the results of consolidated operations and cash flows for the periods then ended, all in conformity with United States generally accepted accounting principles ("GAAP") applied on a consistent ---- basis, except as otherwise noted therein, and in the case of unaudited interim financial statements subject to normal year-end audit adjustments and except for certain footnote disclosures required by generally accepted accounting principles.

          (d) The management of the Company has (i) implemented disclosure controls and procedures (as defined in Rule 13a-15(e) of the Exchange
     Act) that are reasonably designed to ensure that material information relating to the Company and its consolidated Subsidiaries is made known to the chief executive officer and chief financial officer of the Company by others within those entities, and (ii) timely disclosed, based on its most recent evaluation, to the Company's outside auditors and the audit committee of the Company's Board of Directors (x) all significant deficiencies and material weaknesses in the design or operation of internal controls over financial reporting (as defined in Rule 13a-15(f) of the Exchange Act) which are reasonably likely to adversely affect in any material respect the Company's ability to record, process, summarize and report financial data and (y) any fraud known to the Company, whether or not material, that involves management or other employees who have a significant role in the Company's internal controls over financial reporting. Since September 1, 2004, any material change in internal control over financial reporting or failure or inadequacy of disclosure controls required to be disclosed in any Company Report has been so disclosed.

     SECTION 3.07. Absence of Undisclosed Liabilities. Except as would not, individually or in the aggregate, have a Material Adverse Effect, neither the Company nor any Subsidiary has any liabilities (whether absolute, accrued or contingent), except: (a) liabilities that are accrued and reserved against in the consolidated balance sheet of the Company and the Subsidiaries or reflected in the notes thereto, in each case included in the Filed Company SEC Documents; (b) liabilities incurred since May 31, 2006 in the ordinary course of business; (c) liabilities which, individually or in the aggregate, are not required under GAAP to be set forth on the consolidated balance sheet of the Company and its consolidated Subsidiaries; and (d) liabilities incurred after the date hereof as specifically permitted by this Agreement.

     SECTION 3.08. Changes. Since the date of the Company 10-K:

          (a) there has been no material adverse change in the business, assets or financial condition of the Company and its Subsidiaries taken as a whole, (after giving effect to the terms set forth in clauses (i)-(viii) immediately below, a "Material Adverse Change "), except for any effect resulting from or relating to:

               (i) conditions or circumstances generally affecting the cotton and soybean planting seed industries, including any conditions or circumstances resulting from reductions in planted acreage that affects the cotton and soybean industries generally (other than any such conditions or circumstances that affect the Company or its Subsidiaries in a materially disproportionate manner when compared to the effects of such conditions and circumstances on other Persons engaged in the cotton and soybean planting seed industries, provided that only the disproportionate amount shall be considered in determining whether such conditions or circumstances would have a material adverse effect on the business, assets or financial condition of the Company and the Subsidiaries taken as a whole);

               (ii) the sale of seed containing technology licensed by the Company or any Subsidiary from Parent or any of Parent's Affiliates;

               (iii) any of the litigation matters or investigations specifically described in the Company Disclosure Letter;

               (iv) any change or effect relating to general political or economic conditions, or resulting from or arising out of developments or conditions in agricultural, credit, financial or securities markets in general, including, without limitation, any such change or effect caused by changes to government agricultural policies, acts of terrorism or war (whether or not declared) or any material worsening of such conditions existing as of the date of this Agreement, excluding, for all purposes of this clause (iv), any such change or effect that affects the Company or its Subsidiaries in a materially disproportionate manner when compared to the effects of such changes and effects on other Persons engaged in the cotton and soybean planting seed industries (provided that only the disproportionate amount shall be considered in determining whether such change or effect would have a material adverse effect on the business, assets or financial condition of the Company and the Subsidiaries taken as a whole);

               (v) any weather condition or any hurricane, earthquake or other natural disaster;

               (vi) any change or effect primarily attributable to the execution and announcement of this Agreement, compliance by the Company and its Subsidiaries with the terms of this Agreement (other than any such change or effect that arises due to compliance by the Company and its Subsidiaries with the terms of
          Section 5.01(a) that require that the Company and its Subsidiaries to conduct their respective businesses in the ordinary and usual course) or the consummation of the transactions contemplated hereby, excluding any such change or effect resulting from any change of control or similar provision contained in any agreement to which the Company or any Subsidiary is a party or is otherwise bound (other than any such change or effect resulting from any change of control or similar provision contained in any agreement that is listed in Section 3.14 of the Company Disclosure Letter);

               (vii) (x) actions taken by Parent or any of its Affiliates,
          (y) insects or weeds developing resistance to the technologies of Parent or its Affiliates or (z) actions of any Governmental Entity with respect to the technologies of Parent and its Affiliates or from the failure by Parent or any of its Affiliates to obtain or maintain regulatory approvals with respect to the technology of Parent or its Affiliates; or

               (viii) any currency fluctuations.

          (b) there has been no direct or indirect redemption, purchase or other acquisition of any shares of the Company's capital stock, or any declaration, setting aside or payment of any dividend or other distribution by the Company in respect of the Company's capital stock, or any issuance of any shares of capital stock of the Company, or any granting to any person of any option to purchase or other right to acquire shares of capital stock of the Company or any stock split or other change in the Company's capitalization, other than equity awards in the ordinary course of business;

          (c) neither the Company nor any Subsidiary has entered into or agreed to enter into any new or amended contract with any works council or trade or labor unions representing employees of the Company or any Subsidiary;

          (d) neither the Company nor any Subsidiary has entered into or agreed to enter into any new or amended contract with any of the key employees, officers or directors thereof or otherwise increased the compensation payable to the key employees, officers or directors of any such entity; and

          (e) neither the Company nor any Subsidiary has (i) entered into or amended any bonus, incentive compensation, deferred compensation, profit sharing, retirement, pension, group insurance, severance or termination indemnity or other benefit plan except as required by law or regulations or (ii) made any contribution to any such plan except for contributions specifically required pursuant to the terms thereof.

     SECTION 3.09. Investigations; Litigation.

          (a) Other than reviews pursuant to the Antitrust Laws which may be commenced in connection with the execution and delivery of this Agreement, there are no pending investigations, reviews or inquiries by any Governmental Entity with respect to the Company or any Subsidiary or with respect to the activities of any officer, director or employee of the Company or any Subsidiary (an "Investigation"), nor, to the knowledge of the Company, is an Investigation threatened, nor has any Governmental Entity indicated, to the knowledge of the Company, an intention to conduct an Investigation, other than Investigations which would not, individually or in the aggregate, have a Material Adverse Effect. For the purpose of this Agreement, (i) "knowledge of the Company" and similar phrases means the actual knowledge of any executive officer of the Company included in the "Company Knowledge Group" set forth in the Company Disclosure Letter, in each case assuming the compliance with the internal reporting policies and procedures maintained by the Company and its Subsidiaries as of the date hereof and (ii) "Antitrust Laws" means the HSR Act or any other foreign or domestic antitrust, competition or premerger notification, trade regulation law, regulation or order.

          (b) (i) There are no actions or proceedings pending or, to the knowledge of the Company, threatened against the Company or any Subsidiary by any Governmental Entity (other than actions or proceedings that may be commenced under the Antitrust Laws solely in connection with the transactions contemplated by this Agreement), which would, individually or in the aggregate, have a Material Adverse Effect, (ii) there are no outstanding domestic or foreign judgments, decrees or orders against the Company or any Subsidiary enjoining any of them in respect of, or the effect of which is to prohibit, any business practice or the acquisition of any property or the conduct of business in any area that, individually or in the aggregate, would have a Material Adverse Effect and (iii) neither the Company nor any Subsidiary is in violation of, and none of them has received any claim or notice that it is in violation of, any federal, state, local or foreign laws, statutes, rules, regulations or orders promulgated or judgments entered by any federal, state, local or foreign court or other Governmental Entity, which violations, individually or in the aggregate, would have a Material Adverse Effect.

          (c) Without limiting the foregoing, to the knowledge of the Company, neither the Company nor any of its Subsidiaries, nor any director, officer, agent or employee of the Company or any of its Subsidiaries, has, in the past five years, acting on behalf of the Company or any of its Subsidiaries, (i) made, authorized, offered or promised to make any unlawful payment or transfer of anything of value, directly or indirectly through a third party, to any officer, employee or representative of a foreign government or any department, agency or instrumentality thereof (including any state-owned enterprise), political party, political campaign or public international organization, in violation of the U.S. Foreign Corrupt Practices Act of 1977, as amended (the "FCPA"), or any applicable law of similar effect; (ii) otherwise taken any action which would cause the Company or any of its Subsidiaries to be in violation of the FCPA or any application law of similar effect; or (iii) violated any applicable law pertaining to export controls, antiboycott restrictions or trade sanctions.

     SECTION 3.10. Contracts and Commitments.

          (a) As of the date hereof, the Company is not, nor is any Subsidiary, a party to or bound by any oral or written contract:

               (i) which is a "material contract" (as such term is defined in Item 601(b)(10) of Regulation S-K promulgated under the Securities Act) to be performed in full or in part after the date of this Agreement that has not been filed or incorporated by reference in the Company Reports;

               (ii) that is a partnership, joint venture, strategic alliance or cooperation agreement (or any agreement similar to any of the foregoing), in each case which is material to the Company and its Subsidiaries taken as a whole;

               (iii) that prohibits the Company or any of its Subsidiaries from freely engaging or competing in any line of business anywhere in the world;

               (iv) between the Company and any of its Affiliates (other than Subsidiaries), directors or officers that is not on arms length terms;

               (v) pursuant to which the Company or any Subsidiary licenses (as licensor or licensee) any cotton or soybean hybrids or any germplasm or any other Intellectual Property related to cotton or soybeans, in each case which is material to the Company and its Subsidiaries taken as a whole, except in each case any of the foregoing which is licensed to the Company or any Subsidiary by the Parent or any of its Affiliates;

               (vi) that involves an amount in excess of $1,500,000 and pursuant to which the Company or any of its Subsidiaries has incurred or accrued losses;

               (vii) that by its terms may be terminated upon a change in control of the Company or any of its Subsidiaries;

               (viii) that commits the Company or any of its Subsidiaries to purchase or sell any properties or assets outside of the ordinary course of business for consideration in excess of $1,500,000; or

               (ix) that involves an unfulfilled obligation, individually or in the aggregate, in excess of $1,500,000 and is incurred outside the ordinary course of business and is not terminable by the Company or any of its Subsidiaries upon less than 120 calendar days' notice for a cost of not less than $1,500,000.

The foregoing contracts and agreements to which the Company or any Subsidiary are parties or are bound and that are listed in the Company Disclosure Letter, together with all contracts and agreements filed as exhibits to the Company Reports, are collectively referred to herein as the "Company Material Contracts."

          (b) (i) Each Company Material Contract is valid and binding on the Company and any of its Subsidiaries that is a party thereto, as applicable, and in full force and effect, except where the failure to be valid, binding and in full force and effect would not, individually or in the aggregate, have a Material Adverse Effect, (ii) the Company and each of its Subsidiaries has and, to the knowledge of the Company, all other parties thereto have, performed all obligations required to be performed by such Person under each Company Material Contract, except where such noncompliance would not, individually or in the aggregate, have a Material Adverse Effect, and (iii) neither the Company nor any of its Subsidiaries knows of, or has received written notice of, the existence of any event or condition which constitutes, or, after notice or lapse of time or both, will constitute, a default on the part of the Company, any of its Subsidiaries or any other party thereto under any Company Material Contract, except where such default would not, individually or in the aggregate, have a Material Adverse Effect.

     SECTION 3.11. Environmental and Safety Matters. Except as would not, individually or in the aggregate, have a Material Adverse Effect:

          (a) The Company and its Subsidiaries are in compliance with all applicable Environmental and Safety Requirements. "Environmental and Safety Requirements" means all federal, state, local and foreign statutes, regulations, permits, ordinances and other provisions having the force or effect of law, all judicial and administrative orders and determinations and all common law, in each case concerning public health and safety, worker health and safety, and pollution or protection of the environment (including without limitation, relating to the presence, use, production, generation, handling, transportation, treatment, storage, disposal, distribution, labeling, testing, processing, discharge, Release or threatened Release (whether onsite or offsite), control, or cleanup of any Hazardous Materials. "Hazardous Materials" means any pollutant, contaminant, constituent, chemical, raw material, product or by-product, petroleum or any fraction thereof, asbestos or asbestos-containing material, polychlorinated biphenyls, any hazardous waste, and any toxic, radioactive, infectious or hazardous substance, material, or agent, including all substances, materials or wastes which are subject to regulation or give rise to liability under any Environmental and Safety Requirements. "Release" has the meaning set forth in CERCLA.

          (b) Without limiting the generality of the foregoing, the Company and its Subsidiaries are in compliance with all permits, licenses and other authorizations that are required pursuant to Environmental and Safety Requirements for the occupation of their facilities and the operation of their business.

          (c) To the knowledge of the Company, the Company and its Subsidiaries have not received any written notice, report or other information alleging any liabilities (whether accrued, absolute, contingent, unliquidated or otherwise) or investigatory, removal, remedial or corrective obligations, of the Company or its Subsidiaries, in each case arising under Environmental and Safety Requirements with respect to any of their respective current or former properties and facilities or any current or former offsite properties and facilities used in the business of the Company or its Subsidiaries.

          (d) The Company and its Subsidiaries have not treated, stored, disposed of, arranged for or permitted the disposal of, transported, handled, or Released, either onsite or offsite, any Hazardous Materials, in each case so as to give rise to liabilities of the Company or its Subsidiaries for response costs or natural resource damages pursuant to the Comprehensive Environmental Response, Compensation and Liability Act of 1980 ("CERCLA"), as amended, or similar state Environmental and Safety Requirements.

          (e) Neither the Company nor its Subsidiaries have, either expressly or by operation of law, assumed or undertaken any liability, including without limitation any obligation for removal, corrective or remedial action, of any other Person arising under any Environmental and Safety Requirements.

          (f) To the knowledge of the Company, no Environmental Lien has attached to any property currently owned, leased or operated by the Company or any Subsidiary. "Environmental Lien" means a lien, either recorded or unrecorded, in favor of any Governmental Entity, arising under Environmental and Safety Requirements.

          (g) No facts or conditions at the current or former facilities or properties of the Company or its Subsidiaries, or, to the knowledge of the Company, any predecessor thereof, will prevent continued compliance by the Company or any Subsidiary with applicable Environmental and Safety Requirements, give rise to any investigatory, removal, remedial or corrective obligations pursuant to Environmental and Safety Requirements, or give rise to any other liabilities (whether accrued, absolute, contingent, unliquidated or otherwise) pursuant to Environmental and Safety Requirements.

     SECTION 3.12. Taxes.

          (a) Except as would not have a Material Adverse Effect, (i) the Company and each of the Subsidiaries has timely filed or will timely file, taking into account extensions, (or has or will have had filed on its behalf) all federal, state, local and foreign income and other tax returns, reports and declarations ("Tax Returns")which are or were required by applicable law to have been filed at or before the Effective Time, (ii) each of the Company and the Subsidiaries has timely paid or will timely pay (or has or will have paid on its behalf), or where payment is not required to be made, has made or will make adequate provision in reserves established on its financial statements and accounts for the payment of, all taxes (including, without limitation, all taxes required to be withheld, or any interest and penalties on any taxes), in respect of the periods covered by said returns, reports and declarations or any other taxable period ending on or before the Effective Time, (iii) all Tax Returns, reports and declarations filed by the Company and Subsidiaries, including, without limitation, any amendments to date, have been prepared in good faith and are complete and accurate in all material respects, (iv) no deficiencies for any material tax, assessment or governmental charge have been asserted or assessed in writing against the Company or any of the Subsidiaries which have not been paid, settled or adequately provided for through reserves established in the financial statements and accounts of the Company and its Subsidiaries and, to the knowledge of the Company, no such deficiency, assessment or charge has been threatened.

          (b) Neither the Company nor any of its Subsidiaries is obligated to pay the taxes of any Person (other than the consolidated or similar group of which the Company is the common parent or its equivalent) under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign law).

          (c) Neither the Company nor any Subsidiary has constituted a "distributing corporation" or a "controlled corporation" within the meaning of Section 355(a)(1)(A) of the Code in a distribution of stock intended to qualify for tax-free treatment under Section 355 of the Code.

          (d) Except as would not have a Material Adverse Effect, there are no Liens (other than Permitted Liens) upon any properties or assets of the Company or any of its subsidiaries arising from any failure or alleged failure to pay any tax.

          (e) Neither the Company nor any of its Subsidiaries is required to make any disclosure to the Internal Revenue Service with respect to a "listed transaction" within the meaning of Treasury Regulation
     Section 1.6011-4(b).

     SECTION 3.13. Employment Agreements. There are no written employment, consulting, severance, change of control or similar agreements between the Company or any Subsidiary, on the one hand, and any directors, officers, consultants or employees of the Company or any Subsidiary, on the other hand, which provide for annual remuneration, severance payments, termination indemnities or other payments in excess of $100,000.

     SECTION 3.14. Change of Control Provisions.

     (a) Except as disclosed in the Filed Company SEC Documents, as set forth in the Company Disclosure Letter or as required under the terms of
Section 1.05 of this Agreement, none of the agreements described in Section
3.13 hereof and none of the Plans and no compensation plan maintained by the Company or any Subsidiary for the benefit of their respective current or former employees, officers, directors or consultants contains any provision that would entitle any such employee, officer, director or consultant to any additional or accelerated payments or benefits as a result of the consummation of the Merger or the transactions contemplated by this Agreement.

     (b) Neither the Company nor any Subsidiary is a party to any agreement, contract, arrangement or plan that has resulted or could result, separately or in the aggregate, in the payment of any "excess parachute payment" within the meaning of Section 280G of the Code (or any corresponding provision of state, local or foreign law).

     SECTION 3.15. Employee Benefit Plans. All material employee benefit plans within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), maintained by the Company or any of the Subsidiaries (collectively, the "Plans") and any related trusts and funding vehicles are in compliance with, and have been administered and operated in accordance with, the terms of such Plans, related trusts and funding vehicles and applicable law, except for any failure to so comply, operate or administer such Plans and related trusts and funding vehicles that would not, individually or in the aggregate, have a Material Adverse Effect. The Internal Revenue Service has issued a determination letter to the effect that each such Plan which is intended to be "qualified" within the meaning of Section 401(a) of the Code is so qualified and that its related trust is tax exempt under Section 501(a) of the Code. No event which constitutes a "reportable event" as defined in Section 4043 of ERISA has occurred and is continuing with respect to any Plan subject to Title IV of ERISA which presents a material risk of the termination or partial termination of any such Plan or would, individually or in the aggregate, have a Material Adverse Effect. At any time in the past six years, no Plan and no plan maintained by an ERISA Affiliate that is subject to Title IV of ERISA has been terminated pursuant to Title IV of ERISA in connection with which any liability has been incurred by the Company or any Subsidiary which has not been satisfied in full. Full payment has been made, or provision has been made therefor, of all material amounts which the Company or any of the Subsidiaries were required under the terms of the Plans or applicable law to have paid as contributions to such Plans on or prior to the date hereof and at any time during the past six years no Plan which is subject to Part 3 of Subtitle B of Title I of ERISA has incurred any "accumulated funding deficiency" (within the meaning of Section 302 of ERISA or Section 412 of the Code), whether or not waived. Neither the Company nor any of the Subsidiaries has engaged in any nonexempt prohibited transactions in connection with any Plan (or its related trust or funding vehicle) with respect to which the Company, any of the Subsidiaries, or any officer, director or employee of the Company or any of the Subsidiaries would be subject to either a penalty pursuant to Section 502(i) of ERISA or a tax imposed by Section 4975 of the Code nor, to the knowledge of the Company, will the consummation of the transactions contemplated by this Agreement constitute such a transaction which penalty or tax would, individually or in the aggregate, have a Material Adverse Effect. Neither the Company nor any of its Subsidiaries, nor any officer, director or employee of the Company or any of its Subsidiaries, has incurred any liability under the fiduciary provisions of ERISA, other than any liability that would not individually, or in the aggregate, have a Material Adverse Effect. At any time in the past six years, no claim, action or litigation has been made, commenced or, to the knowledge of the Company, threatened with respect to any Plan or its related trust or funding vehicle that would, if adversely determined, have (individually or in the aggregate) a Material Adverse Effect. Neither the Company nor any entity under "common control" with the Company within the meaning of Section 414(b), (c), (m) or
(o) of the Code or Section 4001 of ERISA (an "ERISA Affiliate") has participated in or contributed to any multiemployer plan as defined in
Section 3(37) of ERISA at any time during the past six years, and none of the Company nor any ERISA Affiliate has incurred any "withdrawal liability" (as defined in Part I of Subtitle E of Title IV of ERISA) at any time in the past six years that has not been satisfied in full. With respect to each employee pension benefit plan (as defined in Section 3(2) of ERISA) which is a defined benefit plan and is not a multiemployer plan, the assets of such Plan available to meet the accrued liabilities of such Plan would exceed such liabilities, based on the actuarial assumptions used for plan termination. There does not now exist, nor do any circumstances exist that could result in, any Controlled Group Liability that would be a liability of the Company or any of its Subsidiaries following the Closing that would, individually or in the aggregate, have a Material Adverse Effect. "Controlled Group Liability" means any and all liabilities (i) under Title IV of ERISA, (ii) under Section 302 of ERISA, (iii) under Sections 412 and 4971 of the Code and (iv) as a result of a failure to comply with the continuation coverage requirements of Section 601 et seq. of ERISA and
Section 4980B of the Code or the requirements of Section 701 et.seq. of ERISA, other than such liabilities that, in each case, arise solely out of, or relate solely to the Plans.

     SECTION 3.16. Licenses. The Company and its Subsidiaries have obtained all federal, state, local or foreign governmental and regulatory permits, concessions, grants, franchises, licenses, authorizations and approvals that are necessary or required in connection with the conduct of the business as now conducted of the Company and the Subsidiaries (collectively, "Licenses"), except where the failure to so obtain any such License would not, individually or in the aggregate, have a Material Adverse Effect. All of the Licenses are in full force and effect and, to the Company's knowledge, will not be impaired or adversely affected by the transactions contemplated by this Agreement in a manner or to a degree that, individually or in the aggregate, would have a Material Adverse Effect.

     SECTION 3.17. Real Estate Leases. The Company Disclosure Letter sets forth a list of all material leases and subleases existing as of the date hereof (together with all amendments, supplements, nondisturbance agreements and other agreements pertaining thereto) under which the Company or any Subsidiary is lessor or lessee of any real property located in the United States (the "U.S. Leases"). As to the U.S. Leases and the material leases and subleases existing as of the date hereof under which the Company or any Subsidiary is lessor or lessee of any real property that is not located in the United States (the "Non-U.S. Leases" and, together with the U.S. Leases, the "Company Leases"), except as would not, individually or in the aggregate, have a Material Adverse Effect, (a) there exists no breach or default, and no event has occurred which with notice or passage of time (or both) would constitute such a breach or default or permit termination, notification or acceleration, on the part of the Company or any Subsidiary, or on the part of any other party thereto, and (b) as of the Effective Time, no third party consents, approval or authorizations shall be required for the consummation of the Merger. To the Company's knowledge, there is no lien, claim, option, charge, security interest, limitation, encumbrance or restriction of any kind (any of the foregoing being a "Lien") on any of the leasehold interests covered by the Company Leases except for (a) Liens reflected in the balance sheet included in the Company 10-K or any Company 10-Q, (b) Liens of record consisting of zoning or planning restrictions, easements, permits and other restrictions or limitations on the use of real property which do not materially detract from the value of, or a materially impair the use of, such property by the Company and its Subsidiaries in the operation of their respective businesses, (c) Liens for current taxes, assessments or governmental charges or levies on property not yet delinquent or being contested in good faith and for which appropriate reserves have been established in accordance with GAAP (which contested levies are described in the Company Disclosure Letter), (d) Liens imposed by law, such as materialman's, mechanic's, carrier's, workers' and repairmen's Liens securing obligations not yet delinquent or being contested in good faith and for which appropriate reserves have been established in accordance with GAAP or securing obligations not being paid in the ordinary course of business in accordance with customary and commercially reasonable practice, and (e) Liens that do not materially adversely affect the use or enjoyment of the assets or properties of the Company or its Subsidiaries (collectively, "Permitted Liens").

     SECTION 3.18. Real Property. The Company Disclosure Letter lists all material real property owned by the Company or a Subsidiary thereof as of the date hereof. Except as would not, individually or in the aggregate, have a Material Adverse Effect, each of the Company and its Subsidiaries has good title in fee simple to its respective real properties set forth in the Company Disclosure Letter, in each case free and clear of all Liens, except for Permitted Liens.

     SECTION 3.19. Intellectual Property and Germplasm.

          (a) The Company Disclosure Letter lists (i) all of the United States patents, certificates of plant variety protection, registered trademarks, registered service marks, registered copyrights or application for any of the foregoing, in each case that are owned by the Company or its Subsidiaries as of the date hereof (collectively, the "U.S. Intellectual Property" and, together with (x) all of the patents, certificates of plant variety protection, registered trademarks, registered service marks, registered copyrights or application for any of the foregoing that are owned by the Company or its Subsidiaries as of the date hereof (but excluding the US Intellectual Property) and (y) all of the patents, certificates of plant variety protection, registered trademarks, registered service marks, registered copyrights or application for any of the foregoing that are licensed to the Company or a Subsidiary as of the date hereof for use in the conduct of their respective businesses, the "Intellectual Property"), and (ii) all varieties and hybrids of cotton and soybeans which the Company or its Subsidiaries are presently selling in the United States or reasonably anticipates selling in the United States within two years of the date of this Agreement. The Company and its Subsidiaries own and possess all right, title and interest in and to, or are licensed to use, all of the Intellectual Property that is material to the Company and its Subsidiaries taken as a whole. In the case where the Company's or its Subsidiaries' use of the Intellectual Property is subject to a royalty payment in excess of $2,000,000 per annum (excluding royalty payments payable to Parent or any Affiliate thereof), the material terms of such royalty payment are set forth in the Company Disclosure Letter. To the knowledge of the Company, each item of material Intellectual Property owned by the Company or a Subsidiary is valid and enforceable, except as such enforceability may be limited by applicable bankruptcy, insolvency, moratorium, reorganization or other laws affecting creditors' rights generally or by the availability of equitable remedies generally.

          (b) The Company and its Subsidiaries own and possess all right, title and interest in and to, or are licensed to use, in the manner currently used by the Company and its Subsidiaries, all germplasm (exclusive of transgenes and transgenic components) that the Company or any Subsidiary is presently selling or reasonably anticipates selling within two years of the date of this Agreement and that is material to the Company and its Subsidiaries taken as a whole. In the case where the Company's and its Subsidiaries' use of such germplasm is subject to a royalty payment in excess of $2,000,000 per annum (excluding royalty payments payable to Parent or any Affiliate thereof), the material terms of such royalty payment are set forth in the Company Disclosure Letter.

          (c) To the knowledge of the Company, except (i) for any claim that may be made by the Company or a Subsidiary against Parent or any Affiliate thereof and (ii) as would not, individually or in the aggregate, have a Material Adverse Effect, neither the Company nor any of its Subsidiaries has received any notice of, and neither the Company nor any of its Subsidiaries has any knowledge of any potential claim that may be made by the Company or a Subsidiary against another Person with respect to any infringement of any patent or certificate of plant variety protection or misappropriation by a third party of the Intellectual Property or any germplasm in the Company's or any Subsidiary's breeding or research programs.

          (d) Except (i) for any possible infringement of the intellectual property rights of Parent or any of its Affiliates and (ii) as would not, individually or in the aggregate, have a Material Adverse Effect, to the knowledge of the Company, none of the operations and businesses conducted by the Company or any of its Subsidiaries are infringing and have not infringed any intellectual property rights of any other Person and the transactions contemplated by this Agreement will not impair any patent, trademark, trade name, copyright or other item of Intellectual Property owned or used by the Company or any Subsidiary in connection with the operation of their respective businesses.

          (e) Neither the Company nor any of its Subsidiaries have entered into or are bound by any agreement with any third party which would grant any third party access to the technology (including germplasm) of Parent or any of its Affiliates (excluding, after the Closing Date, the Company and its Subsidiaries), except with respect to intellectual property rights in improvements to technology licensed to the Company or its Subsidiaries under such applicable agreement that are made by Parent or any of its Affiliates as a result of access to such technology from the Company or its Subsidiaries, whether as a result of the execution and delivery of this Agreement, the consummation of the transactions contemplated hereby or otherwise, and neither the Company nor any of its Subsidiaries have entered into or are bound by any agreement with any third party which would obligate Parent or any of its Affiliates (excluding, after the Closing Date, the Company and its Subsidiaries), whether as a result of the execution and delivery of this Agreement, the consummation of the transactions contemplated hereby or otherwise, to grant to any such Person any access to any of the technology (including any germplasm) of Parent or any of its Affiliates (excluding, after the Closing Date, the Company and its Subsidiaries), except with respect to intellectual property rights in improvements to technology licensed to the Company or its Subsidiaries under such applicable agreement that are made by Parent or any of its Affiliates as a result of access to such technology from the Company or its Subsidiaries.

          (f) Any other provision of this Agreement notwithstanding (but subject to the next succeeding sentence), the Company makes no representation or warranty whatsoever with respect to whether the transgenes and transgenic components that are licensed by the Company or any Subsidiary from a third party and used by the Company or any Subsidiary in connection with the operation of their respective businesses, are infringing the intellectual property rights of any other Person. Notwithstanding the foregoing, to the knowledge of the Company, as of the date hereof, such transgenes and transgenic components do not infringe the intellectual property rights of any other Person (other than Parent or any Affiliate thereof).

     SECTION 3.20. Compliance with Other Instruments and Laws. Neither the Company nor any Subsidiary is (a) in violation of any term of its certificate of incorporation, bylaws or analogous organizational documents (in the case of non-corporate entities), each as amended, (b) in violation of any mortgage, indenture, instrument or agreement relating to indebtedness for borrowed money or of any judgment, decree or order which names the Company or any Subsidiary or (c) in violation of any term of any other material instrument, contract or agreement to which it is a party or by which it or any of its properties or assets is bound, except, in the case of clauses (b) and (c) immediately above, to the extent that any such violation would not, individually or in the aggregate, have a Material Adverse Effect. The Company's and each Subsidiary's businesses are in compliance with all federal, state, local or foreign statutes, laws, ordinances, rules, governmental regulations, permits, concessions, grants, franchises, licenses or other governmental authorizations or approvals applicable to the operation of such business, except to the extent that the failure of such compliance would not, individually or in the aggregate, have a Material Adverse Effect.

     SECTION 3.21. Employees. To the knowledge of the Company, as of the date of this Agreement, no officer or group of employees of the Company or any Subsidiary has any plans to terminate employment with the Company or such Subsidiary other than employees with plans to retire. Without limiting the generality of Section 3.20 hereof, the Company and its Subsidiaries have complied in all respects with all laws relating to hiring or the employment or cessation of employment of persons, including provisions thereof relating to wages, hours, equal opportunity and collective bargaining, and, to the knowledge of the Company, neither the Company nor any Subsidiary has any labor relations problems (including without limitation threatened or actual strikes or work stoppages or material grievances), except as would not, individually or in the aggregate, have a Material Adverse Effect.

     SECTION 3.22. Information Supplied. None of the information supplied or to be supplied by the Company specifically for inclusion or incorporation by reference in the Company Proxy Statement will, at the date it is first mailed to the Company's stockholders or at the time of the Company Stockholders Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The Company Proxy Statement will comply as to form in all material respects with the requirements of the Exchange Act, except that no representation or warranty is made by the Company with respect to statements made or incorporated by reference therein based on information supplied by Parent or Merger Sub specifically for inclusion or incorporation by reference in the Company Proxy Statement. At the time of the filing of any disclosure document filed after the date hereof pursuant to the Securities Act, the Exchange Act or any state securities law (each a "Company Disclosure Document") other than the Company Proxy Statement, each such Company Disclosure Document (as supplemented or amended) will not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading.

     SECTION 3.23. Rights Agreement. The Company's Board of Directors has taken any necessary action to provide that as a result of the execution and delivery of this Agreement or any amendment hereto or the consummation of the Merger and other transactions contemplated hereby, Parent and Merger Sub will not become an "Acquiring Person," and no "Shares Acquisition Date" or "Distribution Date" (as such terms are defined in the Rights Agreement, dated as of August 13, 1996, between the Company and Harris Trust and Savings Bank, as Rights Agent, as the same has been amended from time to time (the "Rights Agreement")) will occur, and the Rights Agreement will not be applicable to the execution and delivery of this Agreement or any amendment hereto or the consummation of the Merger and other transactions contemplated hereby.

     SECTION 3.24. Certain Fees. Except in connection with the engagement of UBS Securities LLC, neither the Company nor any Subsidiary has employed any broker or finder or incurred any liability for any financial advisory, brokerage or finders' fees or commissions in connection with the transactions contemplated hereby.

     SECTION 3.25. Opinion of Financial Advisor. The Board of Directors of the Company has received the opinion of UBS Securities LLC to the effect that, as of the date of such opinion, the Merger Consideration is fair, from a financial point of view, to the holders of Company Common Stock (other than Parent, Merger Sub and their respective Affiliates), a copy of which opinion will be delivered to Parent solely for informational purposes after receipt thereof by the Company.

     SECTION 3.26. Voting Requirements. The affirmative vote of the holders of a majority of the outstanding shares of Company Common Stock at the Company Stockholders Meeting to adopt this Agreement is the only vote of the holders of any class or series of Company's capital stock necessary to approve and adopt this Agreement and the transactions contemplated hereby. Parent agrees to vote any Shares held by it in favor of approval and adoption of this Agreement and the transactions contemplated hereby, to the extent any such Shares are entitled to vote with respect to such matter. The Board of Directors of the Company has duly and validly approved and has taken all corporate action required to be taken by the Company's Board of Directors for the consummation of the transactions contemplated by this Agreement, and no less than two-thirds of the members of the complete Board of Directors of the Company have approved this Agreement and declared its advisability in accordance with the terms of Delaware Law.

     SECTION 3.27. State Takeover Statutes. The Board of Directors of the Company has approved this Agreement and the consummation of the Merger and the other transactions contemplated hereby and such approval constitutes approval of the Merger and the other transactions contemplated by this Agreement by the Board of Directors of the Company under the provisions of
Section 203 of Delaware Law such that Section 203 of Delaware Law does not apply to the Merger or the other transactions contemplated by this Agreement. To the knowledge of the Company, no other state takeover statute is applicable to the Merger or the other transactions contemplated by this Agreement.

     SECTION 3.28. No Additional Representations and Warranties. Parent and Merger Sub acknowledge that neither the Company nor any other Person advising or acting on behalf of the Company or any Affiliate of the Company
(i) has made any representation or warranty, express or implied, including any implied representation or warranty, as to the condition, merchantability, suitability or fitness for a particular purpose of any of the assets used in the businesses of or held by the Company or any Subsidiary or (ii) has made any representation or warranty, express or implied, as to the accuracy or completeness of any information regarding the Company or any Subsidiary or the business conducted by the Company or any Subsidiary, in each case except as expressly set forth in this Agreement.

                                ARTICLE 4.

          REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

     Parent and Merger Sub jointly and severally represent and warrant to the Company as follows:

     SECTION 4.01. Corporate Organization. Each of Parent and Merger Sub is a corporation duly organized validly existing and in good standing under the laws of Delaware, with all requisite corporate power and authority to own, operate and lease its properties and assets and to carry on its businesses as now being conducted.

     SECTION 4.02. Authorization. Each of Parent and Merger Sub has the necessary corporate power and authority to enter into this Agreement and to carry out its obligations hereunder. The execution and delivery of this Agreement by each of Parent and Merger Sub, the performance by each of Parent and Merger Sub of its obligations hereunder and the consummation by each of Parent and Merger Sub of the transactions contemplated hereby have been duly and validly authorized by the Boards of Directors of Parent and Merger Sub and by Parent in its capacity as the sole stockholder of Merger Sub, and no other corporate proceeding on the part of Parent or Merger Sub is necessary for the execution and delivery of this Agreement by Parent or Merger Sub, the performance by either of them of their respective obligations hereunder and the consummation by Parent and Merger Sub of the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by each of Parent and Merger Sub and constitutes a legal, valid and binding obligation of Parent and Merger Sub, enforceable against each of them in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, moratorium, reorganization or other laws affecting creditors' rights generally or by the availability of equitable remedies generally.

     SECTION 4.03. No Prior Activities; Ownership of Merger Sub Shares. Except for obligations or liabilities incurred in connection with its incorporation or the negotiation and consummation of this Agreement and the transactions contemplated hereby, Merger Sub has not incurred any obligations or liabilities, and has not engaged in any business or activities of any type or kind whatsoever or entered into any agreements or arrangements with any Person or entity. Parent owns all of the issued and outstanding shares of capital stock of Merger Sub.

     SECTION 4.04. Information Supplied. None of the information supplied or to be supplied by Parent or Merger Sub specifically for inclusion or incorporation by reference in the Company Proxy Statement will, at the date it is first mailed to the Company's stockholders or at the time of the Company Stockholders Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

     SECTION 4.05. Consents and Approvals; No Violations. Except for (a) applicable requirements of the Exchange Act, (b) expiration or termination of the waiting period under the HSR Act, (c) applicable requirements of foreign and supranational laws relating to antitrust and anticompetition clearances, filings or notices, (d) the filing of the Certificate of Merger as required by Delaware Law (e) such filings and consents as may be required under any environmental law pertaining to any notification, disclosure or required approval triggered by the Merger or the transactions contemplated by this Agreement and (f) such consents, approvals, orders, authorizations, notifications, registrations, declarations and filings as may be required under the corporation, takeover or blue sky laws of various states of the United States and jurisdictions outside the United States, no filing with or prior notice to, and no permit, authorization, consent or approval of, any Person, including any Governmental Entity, is necessary for the consummation by Parent or Merger Sub of the transactions contemplated by this Agreement. Neither the execution and delivery of this Agreement by Parent or Merger Sub nor the consummation by Parent or Merger Sub of the transactions contemplated hereby nor compliance by Parent or Merger Sub with any of the provisions hereof will (i) conflict with or result in any breach of any provision of the certificate of incorporation or bylaws of Parent or Merger Sub, each as amended, (ii) result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, cancellation or acceleration or otherwise change the existing rights or obligations of any party thereto) under, any of the terms, conditions or provisions of any note, bond, mortgage indenture, license, agreement or other instrument or obligation to which Parent or Merger Sub is a party or by which Parent, Merger Sub or any of their respective properties or assets may be bound, or (iii) violate any order, writ, injunction, decree, statute, rule or regulation applicable to Parent or Merger Sub or any of their respective properties or assets, excluding from the foregoing clauses
(ii) and (iii) violations, breaches or defaults which would not, individually or in the aggregate, have a material adverse effect on or materially delay the ability of Parent or Merger Sub to consummate the transactions contemplated by this Agreement (a "Buyer Material Adverse Effect").

     SECTION 4.06. Certain Fees. Except in connection with the engagement of J.P. Morgan Securities Inc., neither Parent nor Merger Sub has employed any broker or finder or incurred any liability for any financial advisory, brokerage or finders' fees or commissions in connection with the transactions contemplated hereby, and the fees of J.P. Morgan Securities Inc. will be paid solely by Parent.

     SECTION 4.07. Necessary Financing. Parent has available to it funds sufficient to consummate the transactions contemplated by this Agreement, including to pay the aggregate Merger Consideration to the stockholders of the Company and all fees and expenses it and Merger Sub will incur in connection therewith.

     SECTION 4.08. No Buyer Stockholder Vote. No vote of the stockholders of Parent is required under Delaware Law, the applicable rules and regulations of the NYSE or any other applicable law or regulation, or pursuant to the terms of Parent's certificate of incorporation or bylaws, in order to authorize the consummation by Parent of the transactions contemplated hereby.

                                ARTICLE 5.

                          COVENANTS OF THE COMPANY

     SECTION 5.01. Conduct of Business by the Company and its Subsidiaries Pending the Merger. The Company covenants and agrees that prior to the Effective Time or the date, if any, on which this Agreement is earlier terminated pursuant to Section 9.01 hereof, unless Parent shall otherwise consent in writing (such consent not to be unreasonably withheld or delayed) or except as otherwise specifically contemplated by this
Agreement:

          (a) the businesses of the Company and the Subsidiaries will be conducted only in the ordinary and usual course; the Company will use its reasonable best efforts to preserve intact its business organization and goodwill, keep available the services of its officers and employees and maintain satisfactory relationships with suppliers, distributors, customers and others having business relationships with it and the Subsidiaries; and the Company will reasonably promptly notify Parent of any event or occurrence or emergency not in the ordinary and usual course of the business of the Company or any Subsidiary or that is material to the business of the Company and the Subsidiaries, taken as a whole;

          (b) the Company will not (i) amend its certificate of incorporation or bylaws or the certificate of incorporation, bylaws or analogous organizational documents (in the case of non-corporate entities) of any Subsidiary or (ii) split, combine, reclassify, repurchase, redeem or otherwise acquire any of the outstanding Shares or declare, set aside or pay any dividend payable in cash, stock or property with respect to the Shares, provided that the Company may declare and pay to holders of the Shares, in a manner consistent with past practice as to timing, regular quarterly dividends of not more than $0.15 per share (or $0.17 per share commencing with quarters ending after August 31, 2006);

          (c) neither the Company nor any Subsidiary will issue or agree to issue any additional shares of, or rights of any kind to acquire shares of, its capital stock of any class other than (i) the issuance of shares of capital stock of a Subsidiary to the Company, (ii) with respect to the Company, shares of Company Common Stock issuable upon exercise of stock options outstanding as of the date hereof pursuant to the Company Stock Option Plans or (iii) the grant of shares of restricted Company Common Stock or restricted Company Common Stock units, in each case after the date hereof to employees, officers, consultants and directors of the Company or any Subsidiary in accordance with past practices and the terms of the Company Stock Option Plans, provided that the number of shares of restricted Company Common Stock together with the number of shares of Company Common Stock covered by any restricted stock unit, in each case granted after August 31, 2006 and on or prior to August 31, 2007 shall not, in the aggregate, exceed 154,762 shares of Company Common Stock and, for each whole fiscal year thereafter, the Company shall be permitted to grant up to 154,762 shares of restricted Company Common Stock or restricted Company Common Stock units, in each case on the terms set forth in this clause (iii);

          (d) neither the Company nor any Subsidiary will enter into or amend or agree to enter into or amend any contract or agreement with any works councils or trade or labor unions representing employees of the Company or any Subsidiary, except with respect to work councils or trade or labor unions representing employees of the Company or any Subsidiary in the People's Republic of China (provided that prior to entering into or amending any such agreement with any works council or trade or labor union, the Company shall consult with Parent);

          (e) except as expressly permitted by Sections 5.02 and 5.04 hereof, neither the Company nor any Subsidiary will authorize, recommend, propose or announce an intention to authorize, recommend or propose, or enter into an agreement in principle or an agreement with respect to any merger, consolidation or business combination (other than the Merger) or any acquisition or disposition of any assets (including, without limitation, any securities of any Subsidiary), except that in the case of the acquisition or disposition of assets, nothing contained herein shall limit the ability of the Company or any Subsidiary from (i) taking any of the foregoing actions so long as (x) the aggregate amount of assets to be acquired by the Company or any Subsidiary outside of the ordinary course of business consistent with past practice does not exceed $10,000,000 in the aggregate and (y) the aggregate amount of assets to be disposed of by the Company or any Subsidiary outside of the ordinary course of business consistent with past practice does not exceed $10,000,000 in the aggregate or (ii) acquiring or disposing of assets in the ordinary course of business consistent with past practice;

          (f) Except as set forth in Section 5.05, the Company will not and will not permit any Subsidiary to (i) enter into or amend (x) any employment, consulting, severance or termination indemnity agreement
     (1) with any "named executive officer" (as defined in the Exchange
     Act) or director of the Company or any Subsidiary or (2) other than in the ordinary course of business consistent with past practice, (y) any change of control agreement or (z) any bonus, incentive compensation, deferred compensation, profit sharing, retirement, supplemental retirement, pension, group insurance or other benefit plan, except as required by law or regulations, (ii) make any contribution to any such plan, except in the ordinary course of business consistent with past practice or for contributions specifically required pursuant to the terms thereof or (iii) grant any salary increase, except in the ordinary course of business consistent with past practice;

          (g) neither the Company nor any Subsidiary, which term for all purposes of this clause (g) shall include the Other Entities, will (i) except in the ordinary course of business consistent with past practice, including the renewal or replacement of existing debt, create, incur or assume any debt (including, without limitation, obligations in respect of capital leases) other than under existing lines of credit or to fund out-of-pocket costs incurred in connection with the transactions contemplated hereby; (ii) assume, guarantee, endorse or otherwise become liable or responsible (whether directly, contingently or otherwise) for the obligations of any other Person except Subsidiaries in the ordinary course of business; or (iii) make any loans, advances or capital contributions to, or investments in, any other Person other than a Subsidiary (other than trade credit or customary advances to employees and short-term investments pursuant to customary cash management systems of the Company in the ordinary course and consistent with past practice);

          (h) the Company will neither amend the Rights Agreement nor redeem any of the rights granted under the Rights Agreement without the written consent of Parent;

          (i) except with respect to any litigation, proceeding, action, suit, arbitration, investigation or other claim between the Company and any of its Subsidiaries, on the one hand, and Parent and any of its Subsidiaries, on the other hand, neither the Company nor any Subsidiary will settle or compromise any material litigation, proceeding, action, suit, arbitration, investigation or other claim in a manner that will have a material effect on the Company;

          (j) grant or permit to be created any Lien on any of the material assets of the Company or any Subsidiary (other than Permitted Liens); and

          (k) neither the Company nor any Subsidiary shall agree in writing or otherwise to take (i) any action that it is prohibited from taking by this Section 5.01, or (ii) any action that would constitute a breach of any covenant or agreement set forth herein.

     SECTION 5.02. Stockholders' Meeting.

          (a) The Company shall cause a meeting of its stockholders (the "Company Stockholders Meeting") to be duly called and held as soon as reasonably practicable following the execution and delivery of this Agreement and the clearance of the Company Proxy Statement by the SEC for the purpose of voting on the approval and adoption of this Agreement and the Merger, notwithstanding any actions taken by the Board of Directors of the Company pursuant to the terms of this
     Section 5.02. Subject to Section 5.04 and to its fiduciary duties, the Board of Directors of the Company will (i) recommend approval and adoption of this Agreement by the Company's stockholders and (ii) use reasonable best efforts to obtain the necessary approval by the Company's stockholders of this Agreement and the transactions contemplated hereby.

          (b) Notwithstanding anything contained in Section 5.02(a) hereof to the contrary, the Board of Directors of the Company may, if it determines in good faith, after consultation with outside legal counsel, that the failure to do so would result in a breach of its fiduciary duties to the stockholders of the Company, (i) recommend the approval or adoption of any Acquisition Transaction, (ii) determine that this Agreement or the Merger is no longer advisable, (iii) withdraw (or modify in a manner adverse to Parent or Merger Sub) the approval of this Agreement, the Merger or any of the other transactions contemplated hereby, (iv) recommend that the stockholders of the Company reject this Agreement, the Merger or any of the other transactions contemplated hereby or thereby or (v) resolve, agree or publicly propose to take any such actions; provided, that the foregoing action may only be taken (x) as a result of the occurrence of a material unforeseen change in the business or financial condition of the Company (without giving effect to any actual or perceived changes in the Company's likelihood of success or any other matters pertaining to the Litigation) or the market price for the Company Common Stock or (y) in response to or related to an Acquisition Transaction (other than this Agreement) or a proposal or expression of interest in respect thereof, provided that if such action is in response to or related to an Acquisition Transaction (other than this Agreement) or a proposal or expression of interest in respect thereof, the foregoing actions shall only be taken in accordance with the terms of Section 5.04.

     SECTION 5.03. Access to Information; Cooperation; Related Matters.

          (a) Subject to the terms hereof and of the existing confidentiality agreement, dated August 9, 2006, between the Company and Parent (the "Confidentiality Agreement"), in compliance with applicable law and existing agreements between the parties, during normal business hours, upon reasonable notice and in a manner as shall not unreasonably interfere with the conduct of the business of the Company or any Subsidiary, the Company will give (or cause to be given) Parent, its counsel, financial advisors, auditors and other authorized representatives, in each case who are reasonably acceptable to the Company, reasonable access throughout the period prior to the Effective Time to all of the offices, properties, business plans, books, files and records of the Company and the Subsidiaries, will furnish to Parent, its counsel, financial advisors, auditors and other authorized representatives such financial and operating data and other information as such Persons may reasonably request and will instruct the Company's and its Subsidiaries' employees, counsel and financial advisors to cooperate with Parent in its investigation of the business of the Company and its Subsidiaries. Without limiting the foregoing, Company shall, and shall cause its Affiliates to, cooperate and provide Parent and its counsel, financial advisors, auditors and other authorized representatives with all relevant information required by Parent or any of the foregoing Persons for the purpose of ensuring that the business conducted by the Company and its Subsidiaries complies with, and does not raise material liability risks under, applicable laws and regulations, including, without limitation, the FCPA and other applicable anti-corruption laws, regulations, and policies. Notwithstanding any other provision of this Agreement, the Company and its Subsidiaries are not required to make available to Parent or its counsel, financial advisors, auditors and other authorized representatives (i) any information that is subject to confidentiality obligations to another Person, which obligations do not permit disclosure to Parent or any such other Persons (ii) any information related to the Company's or a Subsidiary's relationship with any of the Persons listed in Section 5.03(a) of the Company Disclosure Letter (including any contracts or agreements between any such Person, on the one hand, and the Company or any Subsidiary thereof, on the other hand) or (iii) any information that the Chief Executive Officer of the Company and the Chief Financial Officer of Parent agree (in good faith) constitutes competitively sensitive information, provided in the event that such Persons cannot so agree, such information shall be deemed competitively sensitive, and the Company shall not be required to provide access to (or cause to be provided access to) such information.

          (b) The Company will furnish reasonably promptly to Parent a copy of each report, schedule and other document filed or received by it pursuant to the requirements of Federal or state securities laws. Notwithstanding the foregoing, (i) no investigation made by Parent or its counsel, financial advisors, auditors or other authorized representatives, whether pursuant to this Section 5.03 or otherwise, shall affect any representation or warranty contained in this Agreement or the conditions to the obligations of Parent and Merger Sub to consummate the Merger and (ii) nothing in this Agreement shall require any Person to disclose any information in violation of any applicable law, regulation or administrative order or decree and nothing in this Agreement shall relieve any party of any existing contractual obligations with respect to the use and/or disclosure of such information.

          (c) All information provided by one party to the other pursuant to this Agreement shall be treated as "Evaluation Material" under the Confidentiality Agreement.

          (d) If, in connection with the performance by Parent and its Affiliates of their respective obligations under Section 7.07 hereof, including, without limitation, in the event that Parent determines to sell or otherwise dispose of the Company as contemplated by Section
     7.07 hereof, the Company shall, and shall cause its Subsidiaries and their respective employees, counsel, financial advisors and other representatives to, provide all cooperation and assistance that is reasonably requested by Parent in connection therewith, including, without limitation, (i) subject to the terms of the last sentence of this Section 5.04(d), permitting the prospective buyer or buyers to conduct due diligence in respect of the Company and its Subsidiaries and to have access to all of the offices, properties, business plans, books, files and records of the Company and the Subsidiaries, and any other information regarding the Company and its Subsidiaries that any such prospective buyer or buyers may reasonably request and (ii) if applicable, in connection with the arrangement of any financing that any prospective buyer or buyer may seek in connection with the purchase of the Company, participation in meetings, due diligence sessions, road shows, the preparation of offering memoranda, private placement memoranda, prospectuses and similar documents. The obligation of the Company to provide (or to cause to be provided) any information to any Person under this Section 5.03 shall be conditioned upon the entry by any such Person into an agreement with the Company similar to and no less favorable to the Company as the Confidentiality Agreement, and provided that the Company shall not be required to provide any such Person with any information the Company is not obligated to provide (or to cause to be provided) to Parent under
     Section 5.03, and provided further than any obligations of the Company under this Section 5.04(d) shall not unreasonably interfere with the conduct of the business of the Company or any Subsidiary. Parent shall reimburse Company for all reasonable expenses related to the performance of the Company's obligations in this Section 5.03(d).

          (e) As part of its investigation pursuant to Section 5.03(a), following the execution and delivery of this Agreement, Parent will continue to conduct due diligence with respect to the compliance by the Company and its Subsidiaries (which term for purposes of this Section 5.03(e) shall include the Other Entities) with the FCPA, and the Company hereby agrees to fully cooperate with such efforts (and to cause its Subsidiaries and their respective employees, counsel and other representatives to fully cooperate with such efforts). If Parent concludes that there is a possible violation of the FCPA by the Company or any Subsidiary, Parent will so inform the Company, and the Company will use its reasonable best efforts to resolve each such violation and any issues related thereto, including by disclosing to the applicable Governmental Entity the existence or occurrence of any such violation if, in the opinion of the Company's outside counsel, such disclosure should be made. In determining whether any non-compliance with the FCPA by the Company or any Subsidiary is material, or has caused a Material Adverse Change or Material Adverse Effect, the evaluation of such determination will be based solely on the effect of such non-compliance on the Company and its Subsidiaries and shall not be based upon the effect of such non-compliance on Parent and its Affiliates. Notwithstanding anything contained herein to the contrary, the Company's failure to resolve any violation or related issues in respect of the FCPA prior to the Closing Date shall not result in a breach of the terms set forth in this Section 5.03(e), it being understood and agreed that the foregoing shall not affect the conditions to the obligation of Parent and Merger Sub to effect the Closing, including, without limitation, the conditions to Closing set forth in Sections 8.01(d) and 8.01(f) hereof.

     SECTION 5.04. No Solicitation.

          (a) The Company agrees that, prior to the earlier of the Effective Time or the termination of this Agreement, it shall not, and shall not authorize or permit any of its Subsidiaries or any of its or its Subsidiaries' directors, officers, employees, agents or representatives, directly or indirectly, to solicit, initiate or encourage (including by way of furnishing or disclosing non-public information) any inquiries or the making of any proposal with respect to any merger, consolidation or other business combination involving the Company or any material Subsidiary or the acquisition of all or substantially all of the assets or capital stock of the Company or any material Subsidiary (an "Acquisition Transaction") or negotiate, explore or otherwise engage in discussions with any Person (other than Parent or its directors, officers, employees, agents and representatives), or enter into any agreement, with respect to any Acquisition Transaction or enter into any agreement, arrangement or understanding requiring it to abandon, terminate or fail to consummate the Merger or any other transactions contemplated by this Agreement; provided that the Company may, prior to the date of the Company Stockholders Meeting, in response to a bona fide unsolicited written proposal or written expression of interest with respect to an Acquisition Transaction from a credible third party that is not subject to any material financing uncertainties and that the Company's Board of Directors determines, in good faith, after consultation with its outside legal counsel and financial advisor, constitutes or could reasonably result in a Superior Proposal, furnish or disclose non-public information to, and negotiate, explore or otherwise engage in discussions with, such third party, provided that the Company concurrently discloses any material non-public information to Parent as it is disclosing to such third party if such non-public information has not previously been disclosed to Parent. Notwithstanding the foregoing, the Company may, prior to the date of the Company Stockholders Meeting, in response to a bona fide unsolicited written proposal or written expression of interest with respect to an Acquisition Transaction from a credible third party that is not subject to any material financing uncertainties and that the Company's Board of Directors determines, in good faith, after consultation with its outside legal counsel and financial advisor, and after giving effect to all of the adjustments which may be offered by Parent as contemplated by the immediately following proviso, constitutes a Superior Proposal, enter into a definitive agreement with a third party in respect of an Acquisition Transaction (provided that the Company shall concurrently with entering into such agreement terminate this Agreement with the consequences specified in Section 9.04(d) hereof); provided, however, that the Company shall only be permitted to enter into any such agreement (and terminate this Agreement as provided in Section 9.01(f) hereof in connection therewith) if: (i) the Company shall (x) have delivered written notice thereof to Parent, which written notice shall include the form of the agreement that is to be entered into with such third party or a written summary of all of the material provisions thereof and (y) have given Parent three business days after delivery of such written notice (together with the other documents required to be delivered in connection therewith) to propose revisions to the terms of this Agreement (or make another proposal); and (ii) at the end of such three business day period, the Company's Board of Directors shall have determined in good faith, after consultation with its outside legal counsel and financial advisor, and in the exercise of its fiduciary duties, and after giving effect to all of the adjustments which may be offered by Parent as contemplated hereby, if any, that such agreement with such third party constitutes a Superior Proposal. As used herein, the term "Superior Proposal" means any bona fide written offer in respect of an Acquisition Transaction that the Company's Board of Directors determines in good faith, after consultation with its outside legal counsel and financial advisor, is more favorable to the stockholders of the Company than the Merger.

          (b) The Company shall, and shall cause each of its Subsidiaries and its and its Subsidiaries' directors, officers, employees, agents or representatives, to immediately cease any solicitations, discussions or negotiations existing on the date of this Agreement with any Person (other than the parties hereto) that has made or indicated an intention to make a proposal in respect of an Acquisition Transaction.

          (c) After the date hereof, the Company shall reasonably promptly advise Parent in writing of the receipt, directly or indirectly, of any inquiries or proposals, and of its intention to enter into any agreement, relating to an Acquisition Transaction and any actions taken pursuant to Section 5.04(a) hereof and shall promptly furnish to Parent (and in any event within 24 hours following the receipt thereof) either a copy of such proposal or a written summary of all of the material terms of such proposal, and shall keep Parent reasonably informed on a current basis (and in any event within 24 hours) of the occurrence of any material changes, developments, discussions or negotiations in respect of any of the foregoing.

     SECTION 5.05. Employment and Noncompetition Agreements.

          (a) As soon as practicable after the date hereof, the Company shall (i) offer to the employees of the Company or its Subsidiaries whose names are included in the list of the "Key Employee Group" set forth in the Company Disclosure Letter, a Key Employee Employment Protection and Retention Agreement in the form attached as an exhibit to the Company Disclosure Letter and (ii) offer to the employees of the Company or its Subsidiaries whose names are included in the list of the "Management Key Employee Group" set forth in the Company Disclosure Letter, a Key Employee Employment Protection and Retention Agreement in the form attached as an exhibit to the Company Disclosure Letter.

          (b) As set forth in Section 3.07 and Section 3.08 of the Company Disclosure Letter, prior to the Effective Time, the Company may enter into employment, severance or change in control agreements with certain executives and may pay a special cash award to employees.

                                ARTICLE 6.

                     COVENANTS OF PARENT AND MERGER SUB

     Parent and Merger Sub agree that:

     SECTION 6.01. Confidentiality. Prior to the Effective Time, Parent and Merger Sub will hold, and will use their reasonable best efforts to cause their respective officers, directors, employees, consultants, advisors and agents to hold, in confidence all Evaluation Material (as defined in the Confidentiality Agreement) in accordance with the terms of the Confidentiality Agreement.

     SECTION 6.02. Indemnification.

          (a) Parent shall indemnify and shall cause the Surviving Corporation to indemnify, to the full extent permitted under Delaware Law, the present and former directors or officers of the Company and the Subsidiaries (the "Indemnified Parties") from and against all losses, obligations, expenses, claims, damages and liabilities arising in respect of actions taken prior to and including the Effective Time in connection with their duties as directors or officers of the Company (including the transactions contemplated hereby) for a period of not less than six years from the Effective Time; provided that (i) in the event any claim or claims are asserted or made within such six-year period, all rights to indemnification in respect of any such claim or claims shall continue until final disposition of any and all such claims and (ii) neither Parent nor the Surviving Corporation will be liable for any settlement effected without Parent's prior written consent (which consent shall not be unreasonably withheld or delayed). Without limitation of the foregoing, in the event any Indemnified Party becomes involved in such capacity in any action, proceeding or investigation in connection with any matter, including the transactions contemplated hereby, occurring prior to and including the Effective Time, Parent shall periodically reimburse and shall cause the Surviving Corporation to periodically reimburse such Indemnified Party for his reasonable legal and other reasonable out-of-pocket expenses (including the reasonable cost of any investigation and preparation) incurred in connection therewith.

          (b) For not less than six years after the Effective Time, Parent or the Surviving Corporation shall maintain in effect directors' and officers' liability insurance covering the Indemnified Parties who are currently covered by the Company's existing directors' and officers' liability insurance, on terms and conditions no less favorable to such directors and officers than those in effect on the date hereof with respect to Parent's officers and directors.

     SECTION 6.03. Operations After the Effective Time. Parent currently intends to maintain offices, facilities and operations of the Company at their current locations. Parent looks forward to continuing the strong relationship developed by the Company with the community in Scott, Mississippi.

     SECTION 6.04. Employee Benefits. From and after the Closing Date, Parent shall cause the Surviving Corporation to honor, pay and perform all obligations under all employment, severance, termination indemnity, retention and change of control agreements with or for employees of the Company or any Subsidiary in accordance with the terms thereof. Parent will cause the Surviving Corporation to maintain and fund in accordance with ERISA, the Code and any other applicable law for a period of two years after the Effective Time employee benefit and compensation plans and arrangements which, in the aggregate, provide benefits and compensation to employees of the Surviving Corporation and its Subsidiaries which are no less favorable in the aggregate than those provided pursuant to the employee benefit and compensation plans and arrangements in effect for such individuals on the date hereof. From and after the Effective Time, if any employees of the Surviving Corporation or any Subsidiary will participate in any employee benefit plan of Parent or any of its subsidiaries, Parent will, and will cause its subsidiaries to, cause such employee benefit plans to (i) recognize the service of the affected employees of the Company or its Subsidiaries completed prior to the Effective Time for participation, vesting and eligibility for early retirement under such plans of Parent or any of its subsidiaries, but not for purposes of (a) benefit accrual under any employee benefit plan (within the meaning of Section 3(2) of ERISA) or
(b) eligibility for subsidized retiree medical benefits under any retiree medical plans maintained or sponsored by Parent or any of its Subsidiaries and (ii) with respect to group health plans, waive any pre-existing condition limitations or exclusions under such plans of Parent or its subsidiaries. If the Closing Date occurs more than three months after the end of the Company's last completed fiscal year, then the amount of bonuses payable, if any, to each employee of the Company or any of its Subsidiaries who is eligible to participate in a bonus plan or arrangement sponsored or maintained by the Company or any of its Subsidiaries for the fiscal year of the Company that includes the Closing Date shall be determined consistent with past practices of the Company and shall be payable no later than November 15 of the fiscal year of the Surviving Corporation next succeeding the fiscal year that includes the Closing Date.

                                ARTICLE 7.

                     COVENANTS OF BUYER AND THE COMPANY

     The parties hereto agree that:

     SECTION 7.01. Best Efforts. Subject to the terms and conditions of this Agreement, including, without limitation, the terms and conditions set forth in Section 7.07 hereof, each party will use its best efforts to take, or cause to be taken, all action and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate the transactions contemplated by this Agreement. The Company, Parent and Merger Sub shall each furnish to one another and to one another's counsel all such information as may be required in order to accomplish the foregoing actions. If any state takeover statute or similar statute or regulation becomes applicable to the Merger, this Agreement or any of the other transactions contemplated hereby, the Company, Parent and Merger Sub will take all action necessary to ensure that the Merger and the other transactions contemplated hereby may be consummated as promptly as practicable on the terms contemplated by this Agreement and otherwise to minimize the effect of such statute or regulation on the Merger and the other transactions contemplated by this Agreement.

     SECTION 7.02. Certain Filings. Subject to the terms and conditions of this Agreement, including, without limitation, the terms and conditions set forth in Section 7.07 hereof, the Company, Parent and Merger Sub shall cooperate with one another (a) in connection with the preparation of the Company Proxy Statement and the Company Disclosure Documents, (b) in determining whether any other action by or in respect of, or filing with, any Governmental Entity or any actions, consents, approvals or waivers are required to be obtained from parties to any material contracts in connection with the consummation of the transactions contemplated by this Agreement and (c) in seeking any such actions, consents, approvals or waivers or making any such filings, furnishing information required in connection therewith or with the Company Proxy Statement and the Company Disclosure Documents and seeking timely to obtain any such actions, consents, approvals or waivers.

     SECTION 7.03. Public Announcements. Parent, Merger Sub and the Company will consult with each other before issuing any press release or making any public statement with respect to this Agreement and the transactions contemplated hereby and, except as may be required by applicable law or any listing agreement with any national securities exchange, will not issue any such press release or make any such public statement prior to obtaining the other party's or parties' consent to any such public statement.

     SECTION 7.04. Further Assurances. At and after the Effective Time, the officers and directors of the Surviving Corporation will be authorized to execute and deliver, in the name and on behalf of the Company and Merger Sub, any deeds, bills of sale, assignments or assurances and to take and do, in the name and on behalf the Company and Merger Sub, any other actions and things to vest, perfect or confirm of record or otherwise in the Surviving Corporation any and all right, title and interest in, to and under any of the rights, properties or assets of the Company or Merger Sub acquired or to be acquired by the Surviving Corporation as a result of, or in connection with, the Merger.

     SECTION 7.05. Notices of Certain Events. The Company, Parent and Merger Sub shall promptly notify the other of:

          (a) any notice or other communication from any Person alleging that the consent of such Person is or may be required in connection with the transactions contemplated by this Agreement;

          (b) any notice or other communication from any Governmental Entity in connection with the transactions contemplated by this Agreement;

          (c) any actions, suits, claims, investigations or proceedings commenced or, to the best of its knowledge threatened against, relating to or involving or otherwise affecting the Company or any Subsidiary, on the one hand, or Parent or Merger Sub, on the other hand, which relate to the consummation of the transactions contemplated by this Agreement; and

          (d) any action, event or occurrence that would constitute a breach of any representation, warranty, covenant or agreement of it set forth in this Agreement.

     SECTION 7.06. Preparation of the Company Proxy Statement. As soon as reasonably practicable following the date of this Agreement, the Company shall prepare and file the Company Proxy Statement with the SEC. The Company will use all reasonable efforts to cause the Company Proxy Statement to be mailed to the Company's stockholders as promptly as practicable after the Company Proxy Statement is cleared by the SEC. No filing of, or amendment or supplement to, the Company Proxy Statement will be made by the Company without providing Parent with the opportunity to review and comment thereon, and the Company shall, promptly after its receipt thereof, advise the Company of any request by the SEC for amendment of the Company Proxy Statement or comments thereon and responses thereto or requests by the SEC for additional information and the Company shall provide Parent with copies of all such materials promptly following receipt thereof and shall not respond thereto without providing Parent with an opportunity to review any such response. If at any time prior to the Effective Time any information relating to the Company, Parent or Merger Sub or any of their respective affiliates, officers or directors, should be discovered by the Company, Parent or Merger Sub which should be set forth in an amendment or supplement to the Company Proxy Statement, so that the Company Proxy Statement or any related documents would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, the party which discovers such information shall promptly notify the other party or parties hereto and an appropriate amendment or supplement describing such information shall be promptly filed with the SEC and, to the extent required by law, disseminated to the stockholders of the Company.

     SECTION 7.07. Consents; Antitrust Matters.

          (a) Subject to the terms and conditions set forth in this Section 7.07, Parent, Merger Sub and the Company shall use their commercially reasonable efforts to obtain all material consents of third parties (which, in any event, shall include consents in respect of the contracts listed under the heading "Consents" in the Company Disclosure Letter) and Governmental Entities (other than the Antitrust Authorities), and to make all governmental filings, necessary to the consummation of the transactions contemplated by this Agreement. The Company and Parent shall as soon as practicable following the execution and delivery of this Agreement (and, in any event, within ten business days following the execution and delivery of this Agreement) file the Pre-Merger Notification and Report Forms under the HSR Act with the Federal Trade Commission (the "FTC") and the Antitrust Division of the Department of Justice (the "Antitrust Division") (collectively the "Antitrust Authorities") and, subject to the terms and conditions set forth in this Section 7.07, shall use their best efforts to respond as fully and as promptly as practicable to all inquiries received from the FTC or the Antitrust Division for additional information or documentation prior to the issuance of a Request for Additional Information under the HSR Act (a "Second Request").

          (b) In the event the Antitrust Division or the FTC issues a Second Request, the parties hereto shall use reasonable best efforts to substantially comply with the Second Request as promptly as practicable (and in any event, the Company shall substantially comply with a Second Request no later than Parent).

          (c) In furtherance and not in limitation of the foregoing, and subject to the terms set forth in this Section 7.07, each party shall cooperate and consult with the other party in connection with the actions referenced in this Section 7.07. In particular, each party shall, subject to applicable law and the limitations set forth in
     Section 5.03 and except as prohibited by any applicable representative of any applicable Governmental Entity, (i) furnish to the other such information and assistance as the other reasonably may request in connection with the preparation of any submissions to, or agency proceedings by, any Governmental Entity under the HSR Act or any comparable laws of foreign jurisdictions; (ii) promptly notify and apprise the other party of (and, if in writing, supply such party with) any communication (or other correspondence or other memoranda) to that party from the Antitrust Division, the FTC, any State Attorney General or any other Governmental Entity, and permit the other party to review in advance and accept all of the other party's reasonable comments, in connection with, any proposed written communication to any of the foregoing; (iii) to the extent practical, not participate in any substantive meeting or any material discussion or communication with any Governmental Entity in respect of any filings, investigation or inquiry concerning this Agreement or the Merger, unless it consults with the other party in advance and, as permitted by such Governmental Entity, gives the other party the opportunity to attend and participate thereat, or to the extent prior consultation is not practical, shall promptly report to the other party the substance of the communication; (iv) furnish the other party with copies of all correspondence, filings, and written communications (and memoranda setting forth the substance thereof) between them and their Affiliates and their respective representatives on the one hand, and any Governmental Entities or their respective staffs on the other hand, with respect to this Agreement and the Merger; and (v) make available such party's respective counsel, experts, and advisors to (and have such persons participate with) the other party, and its respective counsel, experts, and advisors for the purpose of (and in connection with) the actions contemplated in this Section 7.07.

          (d) Other than as provided elsewhere in this Section 7.07, Parent shall take such reasonable best efforts to ensure that (x) no requirement for a waiver, consent or approval of the FTC, the Antitrust Division, any State Attorney General or other Governmental Entity, (y) no decree, judgment, injunction, temporary restraining order or any other order in any suit or proceeding, and (z) no other matter relating to any Antitrust Law, would preclude consummation of the Merger by the Outside Date, including promptly offering to divest:

               (i) the United States cotton seed business acquired by Parent in 2005, including the Stoneville(R) and NexGen(R) brands, along with substantially all the United States assets acquired in that transaction, or to the extent those assets no longer exist or exist in a different form, substantially equivalent assets; and

               (ii) a license to Parent's currently commercialized cotton traits (i.e., the traits marketed under the following trademarks:
          Roundup Ready(R), Roundup Ready(R) Flex, Bollgard(R) and Bollgard(R) II) on terms with respect to financial terms and stacking rights at least as favorable as contained in any existing commercial license to those traits.

In an effort to ensure that no requirement for a waiver, consent or approval of the FTC, the Antitrust Division, any State Attorney General or other Governmental Entity, no decree, judgment, injunction, temporary restraining order or any other order in any suit or proceeding, and no other matter relating to any Antitrust Law, would preclude consummation of the Merger by the Outside Date, Parent shall defend through litigation on the merits any claim asserted in any court by any Person, and in the event of such litigation, the Company shall use its reasonable best efforts to cooperate with Parent in such litigation.

          (e) If, on or before the date that is six (6) months following the date of the execution and delivery of this Agreement, the condition to Closing set forth in Section 8.01(b) hereof has not been satisfied, the Outside Date shall automatically be extended up to, but not beyond, six (6) months, solely for the purpose of Parent satisfying its obligations under Section 7.07(d).

          (f) Notwithstanding any other provision of this Agreement, including Section 7.07(d), in the event that this Agreement is terminated pursuant to (i) Section 9.01(b) and at such time the conditions to Closing set forth in Section 8.01(b) or 8.01(c) have not been satisfied (in the case of Section 8.01(c), due to any statute, rule, regulation, temporary restraining order, preliminary or permanent injunction or other order or legal restraint, in each case relating to antitrust or competition matters) or (ii) Section 9.01(c) due to any law, regulation, judgment, injunction, order or decree relating to antitrust or competition matters, and in either case, the Merger has not been consummated, then within five business days following such termination, Parent shall pay to the Company in cash via wire transfer of immediately available federal funds an aggregate amount equal to $600,000,000 (the "Antitrust Termination Payment") and upon making such payment, the Litigation shall be terminated and extinguished in all respects and the parties hereto shall promptly take (or, if applicable, cause to be taken) any and all actions as may be required to dismiss the Litigation with prejudice. Payment of the Antitrust Termination Payment shall be the sole and exclusive remedy of the Company for any breach by Parent of this Section 7.07. For the avoidance of doubt, upon the payment of the Antitrust Termination Payment pursuant to the first sentence of this paragraph, Parent shall not have any other obligation to the Company under this Agreement.

     SECTION 7.08. Confidentiality. The Confidentiality Agreement will remain in full force and effect until its expiration in accordance with the terms thereof.

     SECTION 7.09. Litigation Stay. Upon the execution and delivery of this Agreement by all of the parties hereto, and until the earlier to occur of the termination of this Agreement pursuant to the terms of Article 9 hereof and the Closing Date, and subject to the rights of the parties hereto in respect of the Litigation as further provided in Article 9 hereof, each party shall take all steps necessary to obtain (a) from the Mississippi Supreme Court a continuance of up to twelve months of any hearing on, or decision in, Delta and Pine Land Company v. Monsanto Company, et al, No. 05-M-00015-SCT consolidated with No. 05-M-00016-SCT (the "Supreme Court Case") and (b) to the extent necessary, from the Circuit Court of the First Judicial District of Bolivar County a stay of Delta and Pine Land Company
v. Monsanto Company, et al, Civil Action No. 2000-1 (the "Lower Court Case" and, together with the Supreme Court Case, the "Litigation"). Without limiting the foregoing, prior to the earlier to occur of the termination of this Agreement in accordance with Article 9 hereof and the Closing Date, Parent and the Company shall not, and shall cause their respective Affiliates not to, prosecute any claims they may have in respect of or otherwise pursue the Litigation. Notwithstanding the foregoing, in the event the parties are unable to obtain (or attain the maintenance of) such stay or continuance from any court with jurisdiction to grant such stay or continuance, including the Mississippi Supreme Court and, to the extent applicable, the Circuit Court of the First Judicial District of Bolivar County, then the parties shall (i) take all steps necessary to obtain a dismissal of the Litigation without prejudice with leave to refile in (and only in) the same forum, (ii) consent to such refiling, (iii) waive, and not assert, any applicable statute of limitations or defense (whether in equity or otherwise) relating to the passage of time caused by any such dismissal or the non-pursuit of claims or counterclaims as of the date hereof through the termination of this Agreement or failure to prosecute caused by any such dismissal or the non-pursuit of claims or counterclaims as of the date hereof through the termination of this Agreement and (iv) waive, and not assert, any defense relating to or arising out of the parties' conduct in connection with negotiating or attempting to implement this Agreement.

                                ARTICLE 8.

                          CONDITIONS TO THE MERGER

     SECTION 8.01. Conditions to the Obligations of Each Party. The obligations of the Company, Parent and Merger Sub to consummate the Merger are subject to the satisfaction or written waiver of the following conditions:

          (a) this Agreement shall have been approved and adopted by the stockholders of the Company in accordance with Delaware Law and the Restated Certificate of Incorporation of the Company;

          (b) (i) any applicable waiting period under the HSR Act relating to the Merger shall have expired or been terminated, and (ii) any applicable waiting or similar period with respect to the competition laws of Spain shall have expired or terminated, provided that Parent may, at any time and in its sole discretion, waive the condition to Closing specified in this clause (ii);

          (c) no statute, rule, regulation, temporary restraining order, preliminary or permanent injunction or other order enacted, entered, promulgated, enforced or issued by any Governmental Entity or other legal restraint or prohibition preventing the consummation of the Merger shall be in effect, but only if it is (i) any United States federal or state statute, rule or regulation or United States federal or state court order, injunction or other legal restraint or prohibition or (ii) except as otherwise expressly provided in Section 8.01(b) hereof, any other statute, rule, regulation, court order, injunction or other legal restraint or prohibition if the violation thereof would, individually or in the aggregate, have or reasonably be expected to have a Material Adverse Effect (after giving effect to the Merger) or would subject any director, officer or other employee of Parent, Merger Sub, the Company or any of its Subsidiaries to any criminal liability; provided, -------- however, that prior to asserting this condition each of ------- the parties shall have used all reasonable best efforts to prevent the entry of any such injunction, court order, legal restraint or prohibition to have any such injunction, court order, legal restraint or prohibition lifted or withdrawn, and to appeal as promptly as possible any such injunction, court order, legal restraint or prohibition that may be entered;

          (d) with respect to the obligations of Parent and Merger Sub, (i) the representations and warranties of the Company as set forth in this Agreement (other than the representations and warranties set forth in Section 3.03, the first sentence of Section 3.19(b) and Section 3.19(e) of this Agreement) shall be true and correct as if made on and as of the Effective Time (other than those representations and warranties which address matters only as of a certain date, which shall be true and correct as of such certain date and other than the representations and warranties set forth Sections 3.08(b)-(e), which shall only need to be true and correct as of the date of this Agreement), except to the extent that the failures in the aggregate of such representations and warranties (disregarding any qualifications as to materiality contained therein) to be true and correct would not, individually or in the aggregate, have a Material Adverse Effect, and
     (ii) the representations and warranties of the Company set forth in
     Section 3.03, the first sentence of Section 3.19(b) and Section 3.19(e) of this Agreement shall be true and correct as if made on and as of the Effective Time, except to the extent that the failures in the aggregate of such representations and warranties (disregarding any qualifications as to materiality contained therein) to be true and correct would not, individually or in the aggregate, result in or be reasonably likely to result in aggregate liability to Parent or any Affiliate thereof (including, for these purposes, the Company and its Subsidiaries (including the Other Entities)) in excess of $4,000,000, and Parent shall have received a certificate of the chief executive officer, president or vice president/finance of the Company to such effect;

          (e) with respect to the obligations of the Company, the representations and warranties of Parent and Merger Sub as set forth in this Agreement shall be true and correct as if made on and as of the Effective Time (other than those representations and warranties which address matters only as of a certain date, which shall be true and correct as of such certain date), except to the extent that the failures in the aggregate of such representations and warranties (disregarding any qualifications as to materiality contained therein) to be true and correct would not, individually or in the aggregate, have a Buyer Material Adverse Effect, and the Company shall have received a certificate of the president, chief financial officer or any vice president of Parent to such effect;

          (f) with respect to the obligations of Parent and Merger Sub, there shall not have been any change that, individually or in the aggregate, would have a Material Adverse Change, and Parent shall have received a certificate of the chief executive officer, president or vice president/finance of the Company to such effect; and

          (g) with respect to the obligations of Parent and Merger Sub, the Company shall have performed in all material respects all obligations, and complied in all material respects with all agreements and covenants, in each case required to be performed by or complied with by it under this Agreement on or prior to the Effective Time, and Parent shall have received a certificate of the chief executive officer, president or vice president/finance of the Company to such effect; and, with respect to the obligations of the Company, Parent and Merger Sub shall have performed in all material respects all obligations, and complied in all material respects with all agreements and covenants, in each case required to be performed by or complied with by them under this Agreement on or prior to the Effective Time, and the Company shall have received a certificate of the president, chief financial officer or any vice president of Parent to such effect.

     SECTION 8.02. Burden of Proof. Any party seeking to claim that a condition to its obligation to effect the Merger has not been satisfied by reason of the fact that a Material Adverse Change or a Material Adverse Effect has occurred or would be reasonably expected to occur or result will have the burden of proof to establish that occurrence or likelihood.

                                ARTICLE 9.

                                TERMINATION

     SECTION 9.01. Termination. This Agreement may be terminated and the Transaction may be abandoned at any time prior to the Effective Time (notwithstanding any approval of this Agreement by the stockholders of the Company):

          (a) by mutual written consent of the Company and Parent;

          (b) by either the Company or Parent, if the Merger has not been consummated on or before February 14, 2007 (the "Outside Date"); provided, however, that the Outside Date shall be extended until August 14, 2007 pursuant to the terms set forth in Section 7.07(e) hereof and, in such circumstances, any and all references in this Agreement to the "Outside Date" shall mean and refer to such extended date; and provided, further however, that no party may terminate this Agreement pursuant to this subsection if such party's failure to fulfill any of its obligations under this Agreement shall have been the reason that the Effective Time shall not have occurred on or before said date;

          (c) by either the Company or Parent, if there shall be any law or regulation that makes consummation of the Transaction illegal or otherwise prohibited or if any judgment, injunction, order or decree enjoining Parent, Merger Sub or the Company from consummating the Transaction is entered and such judgment, injunction, order or decree shall become final and nonappealable;

          (d) by Parent, if (i) the Company's Board of Directors shall withdraw, modify or change its recommendation or approval in respect of this Agreement or the Merger in a manner adverse to Parent or Merger Sub, (ii) the Company Board approves, endorses or recommends any Acquisition Transaction other than the Merger or (iii) this Agreement has been submitted to the stockholders of the Company for adoption at a duly convened Company Stockholders Meeting (including any adjournment or postponement thereof) and the stockholders shall not have approved this Agreement in accordance with the terms hereof and Delaware Law and the Restated Certificate of Incorporation of the Company;

          (e) [Intentionally Omitted]

          (f) subject to the terms of Section 5.04(a), by the Company prior to the date of the Company Stockholders Meeting, to allow the Company to enter into an agreement in respect of an Acquisition Transaction which the Company's Board of Directors has determined, in good faith, after consultation with its outside legal counsel and financial advisor, and in the exercise of its fiduciary duties, and after giving effect to all of the adjustments that may be offered by Parent as contemplated by Section 5.04, constitutes a Superior Proposal;

          (g) by Parent, if the Company has breached any representation, warranty, covenant or agreement contained in this Agreement such that the conditions to the obligation of Parent and Merger Sub to effect the Closing that are set forth in Sections 8.01(d) or 8.01(g) hereof would not be satisfied as of any date following the date hereof; provided, however, that Parent may not terminate this Agreement pursuant to this subsection unless any such breach has not been cured within twenty (20) days after written notice thereof by Parent to the Company informing the Company of such breach, it being understood and agreed that no cure period shall be required for a breach which by its nature cannot be cured; provided, further however, that Parent may not terminate this Agreement pursuant to this subsection if it is then in material breach of the terms of this Agreement; or

          (h) by the Company, if Parent or Merger Sub has breached any representation, warranty, covenant or agreement contained in this Agreement such that the conditions to the obligation of the Company to effect the Closing that are set forth in Sections 8.01(e) or 8.01(g) hereof would not be satisfied as of any date following the date hereof; provided, however, that the Company may not terminate this Agreement pursuant to this subsection unless any such breach has not been cured within twenty (20) days after written notice thereof by the Company to Parent informing Parent of such breach, it being understood and agreed that no cure period shall be required for a breach which by its nature cannot be cured; provided, further however, that the Company may not terminate this Agreement pursuant to this subsection if it is then in material breach of the terms of this Agreement.

Such right of termination shall be exercised by written notice of termination given by the terminating party to the other parties hereto in the manner hereinafter provided.

     SECTION 9.02. Waiver. At any time prior to the Effective Time, the parties hereto, by action taken by or pursuant to resolutions of their respective Boards of Directors, may (a) extend the time for the performance of any of the obligations or other acts of the parties hereto, (b) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto, and (c) except for approval of the holders of Shares and, in connection with all HSR Act filings, of the FTC and the Antitrust Division, waive compliance with any of the agreements or conditions contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid if set forth in an instrument in writing signed on behalf of such party.

     SECTION 9.03. Closing. Subject to the satisfaction or waiver of the conditions contained in Section 8.01 hereof, the closing of the Merger contemplated by this Agreement (the "Closing") shall take place at the offices of Willkie Farr & Gallagher LLP in New York, New York as soon as practicable (but in no event later than the third business day) after the satisfaction or waiver of all of the conditions to the Merger contained in
Section 8.01 hereof (other than those conditions that by their nature are to be satisfied by actions taken at the Closing, but subject to the satisfaction or waiver of those conditions) or at such other time and place as Parent and the Company shall agree in writing (the "Closing Date").

     SECTION 9.04. Effect of Termination.

          (a) If this Agreement is terminated pursuant to Section 9.01 hereof, this Agreement shall terminate with no liability on the part of any party hereto, except that the agreements contained in Sections 6.01, 7.08, this Section 9.04 and Article 10 hereof shall survive the termination hereof. The parties acknowledge and agree that upon any such termination of this Agreement, the rights of the parties set forth in this Section 9.04 shall be the sole and exclusive remedy of the parties and the parties shall not have the right to pursue any other remedy at law, in equity or otherwise in respect of this Agreement and the transactions contemplated hereby, with all such rights being waived to the fullest extent permitted by applicable law.

          (b) In the event that this Agreement is terminated by the Company pursuant to Section 9.01(h) hereof due to the fact that Parent or Merger Sub has breached any of their respective covenants set forth in
     Article 6 or Article 7 hereof (a "Parent Covenant Termination Event"), then within five business days following the termination of this Agreement by the Company upon the occurrence of the Parent Covenant Termination Event, Parent shall pay to the Company in cash via wire transfer of immediately available federal funds an aggregate amount equal to $600,000,000 and upon making such payment, the Litigation shall be terminated and extinguished in all respects and the parties hereto shall promptly take (or, if applicable, cause to be taken) any and all actions as may be required to dismiss the Litigation with prejudice.

          (c) In the event that this Agreement is terminated by Parent pursuant to Section 9.01(d)(i) hereof, and (i) if the Company's Board of Directors withdrew, modified or changed its recommendation or approval in respect of this Agreement or the Merger in accordance with the terms set forth in Section 5.02(b) hereof and (ii) at the time the Company's Board of Directors withdrew, modified or changed its recommendation or approval in respect of this Agreement or the Merger, the Company's Board of Directors had not received a written proposal or written indication of interest (whether or not publicly announced) from any Person (other than Parent or any Affiliate thereof) with respect to an Acquisition Transaction (a "Stand-Alone Fiduciary Termination Event"), then (x) within five business days following the termination of this Agreement by Parent upon the occurrence of such Stand-Alone Fiduciary Termination Event, the Company shall pay to Parent in cash via wire transfer of immediately available federal funds an aggregate amount equal to $15,000,000, (y) the obligations of the parties under the terms of Section 7.09 hereof to obtain and maintain a continuance or stay, as applicable, in respect of the Litigation and otherwise not to prosecute or pursue any claims in respect of the Litigation shall terminate and (z) the parties hereto shall be permitted to pursue any and all rights and remedies that they may have in respect of the Litigation (including, if applicable, re-instituting all or any portion of the Litigation that was dismissed without prejudice in accordance with the terms of Section 7.09 hereof), which rights and remedies shall expressly survive any such termination.

          (d) In the event that this Agreement is terminated by (i) Parent pursuant to Section 9.01(d)(ii) hereof or (ii) by the Company pursuant to Section 9.01(f) hereof (each, a "Topping Offer Termination Event"), then contemporaneously with the termination of this Agreement by the Company or Parent, as applicable, upon the occurrence of such Topping Offer Termination Event, the Litigation shall be terminated and extinguished in all respects and the parties hereto shall promptly take (or, if applicable, cause to be taken) any and all actions as may be required to dismiss the Litigation with prejudice.

          (e) In the event that this Agreement is terminated by Parent pursuant to Section 9.01(g) hereof due to the fact that the Company has breached any of its covenants set forth in Article 5 or Article 7 hereof, including, without limitation, if the Company's Board of Directors withdrew, modified or changed its recommendation or approval in respect of this Agreement or the Merger in breach of the terms set forth in Section 5.02(b) hereof (a "Company Covenant Termination Event"), then contemporaneously with the termination of this Agreement by Parent upon the occurrence of such Company Covenant Termination Event, the Litigation shall be terminated and extinguished in all respects and the parties hereto shall promptly take (or, if applicable, cause to be taken) any and all actions as may be required to dismiss the Litigation with prejudice.

          (f) In the event that this Agreement is terminated by the Company or Parent other than in connection with a termination which would give rise to an obligation to make the Antitrust Termination Payment or a Parent Covenant Termination Event, a Stand-Alone Fiduciary Termination Event, a Topping Offer Termination Event or a Company Covenant Termination Event, then, effective upon the effective date of any such termination, (i) the obligations of the parties under the terms of
     Section 7.09 hereof to obtain and maintain a continuance or stay, as applicable, in respect of the Litigation and otherwise not to prosecute or pursue any claims in respect of the Litigation shall terminate and (ii) the parties hereto shall be permitted to pursue any and all rights and remedies that they may have in respect of the Litigation (including, if applicable, re-instituting all or any portion of the Litigation that was dismissed without prejudice in accordance with the terms of Section 7.09 hereof), which rights and remedies shall expressly survive any such termination; provided, however, that in the event that this Agreement is terminated by Parent pursuant to (x) Section 9.01(g) hereof due to the fact that the Company has breached any of its representations or warranties contained in this Agreement or (y) Section 9.01(b) hereof and the condition to closing set forth in Section 8.01(f) hereof is not satisfied on the effective date of any such termination, in addition to the consequences of such termination as set forth above in this clause (f), (A) Section 2.1.39 of that certain U.S. Bollgard Gene License and Seed Services Agreement, dated as of February 2, 1996, by and among Parent, the Company and D&M Partners, as amended, shall, effective upon the effective date of the termination of this Agreement as contemplated by clause (x) or clause (y) immediately above, be amended such that any and all references therein to "seventy-one percent (71%)" or ".71" therein shall be changed to "sixty percent (60%)" and ".60", respectively, and (B) Section 2.1.40 of that certain U.S. Roundup Ready Gene License and Seed Services Agreement, dated as of February 2, 1996, by and among Parent, the Company and D&M Partners, as amended, shall, effective upon the effective date of the termination of this Agreement as contemplated by clause (x) or clause
     (y) immediately above, be amended such that Section 2.1.40 thereof be deleted in its entirety and replaced with the following: "The term MONSANTO ROYALTY PERCENTAGE" means sixty percent (60%)."

                                ARTICLE 10.

                               MISCELLANEOUS

     SECTION 10.01. Notices. All notices, requests and other communications to any party hereunder shall be in writing (including facsimile, telex or similar writing) and shall be given:

                If to Parent, Merger Sub or the Surviving
                Corporation
                (following the Effective Time), to:

                Monsanto Company
                800 North Lindbergh Boulevard
                St. Louis, MO 63167
                Facsimile: (314) 614-4832
                Attention: Chief Financial Officer

                with a copy to:

                Willkie Farr & Gallagher LLP
                787 Seventh Avenue
                New York, NY 10019
                Attention:  William H. Gump
                Facsimile:  (212) 728-8111

                if to the Company (prior to the Effective Time), to:

                Delta and Pine Land Company
                P.O. Box 157
                One Cotton Row
                Scott, Mississippi 38772
                Facsimile: (662) 742-3795
                Attention: Chief Executive Officer

                with copies to:

                Fried, Frank, Harris, Shriver & Jacobson LLP
                One New York Plaza
                New York, NY 10014
                Attention:  Arthur Fleischer, Jr.
                                  Peter Golden
                Facsimile: (212) 859-4000

                and

                Fried, Frank, Harris, Shriver & Jacobson LLP
                1001 Pennsylvania Avenue, NW
                Washington, DC 20004
                Attention:  Lawrence R. Bard
                Facsimile: (202) 639-7003

                and

                Phelps Dunbar LLP
                111 East Capitol Street, Suite 600
                P.O. Box 23066
                Jackson, MS 39225
                Attention: Jerome C. Hafter
                Facsimile: (601) 360-9777

or such other address, facsimile or telex number as such party may hereafter specify for the purpose by notice to the other parties hereto delivered in accordance with the terms hereof. Each such notice, request or other communication shall be effective (a) if given by facsimile or telex, upon confirmation of receipt, or (b) if given by any other means, when delivered at the address specified in this Section 10.01.

     SECTION 10.02. Survival of Representations and Warranties. The representations and warranties contained herein shall not survive the Effective Time.

     SECTION 10.03. Amendments; No Waivers.

          (a) Any provision of this Agreement may be amended or waived prior to the Effective Time if, and only if, such amendment or waiver is in writing and signed, in the case of an amendment, by the Company, Parent and Merger Sub or in the case of a waiver, by the party against whom the waiver is to be effective; provided that after the adoption of this Agreement by the stockholders of the Company, no such amendment or waiver shall be effective if it requires further stockholder approval under applicable law, unless the approval of the requisite stockholders under applicable law has been obtained.

          (b) No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by law.

     SECTION 10.04. Expenses. Except as provided in this Agreement, each party shall pay its own costs and expenses relating to this Agreement and the transactions contemplated hereby, except that each of Parent and the Company shall bear and pay one-half of the costs and expenses incurred in connection with the filing, printing and mailing of the Company Proxy Statement (including SEC filing fees, but excluding the fees and expenses of legal counsel and other advisors incurred in connection with the foregoing).

     SECTION 10.05. Successors and Assigns. This Agreement and the rights and obligations hereunder may not be assigned; provided that this Agreement may be assigned by Parent and/or Merger Sub to, and the rights and obligations hereunder shall be binding upon and inure to the benefit of, its legal successors and assigns through a reorganization, merger, business combination or similar transaction; provided further, however, that if Parent determines that there is a reasonable likelihood that there would be a termination event that would give rise to an obligation on the part of Parent to pay the Antitrust Termination Payment, with not less than one (1) business day's prior written notice to the Company, Parent and Merger Sub may enter into an agreement to jointly assign their respective rights and obligations under this Agreement, in whole but not in part, to any Person acceptable to the Company in its reasonable discretion pursuant to an instrument by which such Person assumes, effective immediately prior to Closing, all of the obligations of Parent and Merger Sub under this Agreement and, upon, but not prior to, the Closing, including without limitation, the deposit of the Payment Fund, each of Parent and Merger Sub shall be deemed fully released from all of their respective obligations hereunder.

     SECTION 10.06. Governing Law; Submission to Jurisdiction; Waiver of Jury Trial.

          (a) This Agreement shall be construed in accordance with and governed by the law of the State of Delaware, without giving effect to any choice of law or conflict of law rules or provisions (whether of the State of Delaware or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Delaware.

          (b) Each of the parties hereto irrevocably agrees that any legal action or proceeding with respect to this Agreement and the rights and obligations arising hereunder, or for recognition and enforcement of any judgment in respect of this Agreement and the rights and obligations arising hereunder brought by the other party hereto or its successors or permitted assigns shall be brought and determined exclusively in the Delaware Court of Chancery, or in the event (but only in the event) that such court does not have subject matter jurisdiction over such action or proceeding, in the United States District Court for the District of Delaware. Each of the parties hereto agrees that mailing of process or other papers in connection with any such action or proceeding in the manner provided in Section
     10.01 or in such other manner as may be permitted by applicable laws, will be valid and sufficient service thereof. Each of the parties hereto hereby irrevocably submits with regard to any such action or proceeding for itself and in respect of its property, generally and unconditionally, to the personal jurisdiction of the aforesaid courts and agrees that it will not bring any action relating to this Agreement or any of the transactions contemplated by this Agreement in any court or tribunal other than the aforesaid courts. Each of the parties hereto hereby irrevocably waives, and agrees not to assert, by way of motion, as a defense, counterclaim or otherwise, in any action or proceeding with respect to this Agreement and the rights and obligations arising hereunder, or for recognition and enforcement of any judgment in respect of this Agreement and the rights and obligations arising hereunder (i) any claim that it is not personally subject to the jurisdiction of the above named courts for any reason other than the failure to serve process in accordance with this
     Section 10.06(b), (ii) any claim that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) and (iii) to the fullest extent permitted by the applicable law, any claim that (x) the suit, action or proceeding in such court is brought in an inconvenient forum, (y) the venue of such suit, action or proceeding is improper or
     (z) this Agreement, or the subject matter hereof, may not be enforced in or by such courts.

          (c) Each party acknowledges and agrees that any controversy which may arise under this Agreement is likely to involve complicated and difficult issues and, therefore, each such party irrevocably and unconditionally waives any right it may have to a trial by jury in respect of any legal action arising out of or relating to this Agreement or the transactions contemplated by this Agreement. Each party to this Agreement certifies and acknowledges that (i) no representative of any other party has represented, expressly or otherwise, that such other party would not seek to enforce the foregoing waiver in the event of a legal action, (ii) such party has considered the implications of this waiver, (iii) such party makes this waiver voluntarily, and (iv) such party has been induced to enter into this Agreement by, among other things, the mutual waivers and certifications in this Section 10.06(c).

     SECTION 10.07. Counterparts; Effectiveness. This Agreement may be signed in any number of counterparts (including by means of telecopied signature pages), each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. This Agreement shall become effective when each party hereto shall have received counterparts hereof signed by all of the other parties hereto.

     SECTION 10.08. Headings. Section headings used in this Agreement are for convenience only and shall be ignored in the construction and interpretation hereof.

     SECTION 10.09. No Third Party Beneficiaries. Except for Section 6.02 hereof, no provision of this Agreement is intended to, or shall, confer any third party beneficiary or other rights or remedies upon any Person other than the parties hereto.

     SECTION 10.10. Remedies. The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms. It is accordingly agreed that the parties hereto shall be entitled to specific performance of the terms hereof, this being in addition to any other remedy to which they are entitled at law or in equity.

     SECTION 10.11. Severability. The provisions of this Agreement are severable and the invalidity or unenforceability of any provision will not affect the validity or enforceability of the other provisions of this Agreement. If any provision of this Agreement, or the application of that provision to any Person or any circumstance, is invalid or unenforceable,
(a) a suitable and equitable provision will be substituted for that provision in order to carry out, so far as may be valid and enforceable, the intent and purpose of the invalid or unenforceable provision and (b) the remainder of this Agreement and the application of that provision to other Persons or circumstances will not be affected by such invalidity or unenforceability, nor will such invalidity or unenforceability affect the validity or enforceability of that provision, or the application of that provision, in any other jurisdiction.

     SECTION 10.12. Rules of Construction. The parties to this Agreement have been represented by counsel during the negotiation and execution of this Agreement and waive the application of any laws or rule of construction providing that ambiguities in any agreement or other document will be construed against the party drafting such agreement or other document.

     SECTION 10.13. Entire Agreement. This Agreement, including the exhibits hereto, the Company Disclosure Letter, the Confidentiality Agreement and the Settlement Agreements, embody the entire agreement and understanding of the parties hereto in respect of the subject matter contained herein and supersede all prior agreements and understandings, both written and oral, between the parties with respect to such subject matter.

     SECTION 10.14. Certain Defined Terms. As used herein, the term (a) "Person" means an individual, corporation, partnership, limited liability company, limited liability partnership, syndicate, trust, association, organization or other entity, including any Governmental Entity, and including any successor, by merger or otherwise, of any of the foregoing,
(b) "Affiliate" means, with respect to any specified Person, any other Person that directly, or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, such specified Person and (c) "Subsidiary" means, with respect to any Person, another Person, an amount of the voting securities, other voting ownership or voting partnership interests of which is sufficient to elect at least a majority of its Board of Directors or other governing body (or, if there are no such voting interests, 50% or more of the equity interests of which) is owned directly or indirectly by such Person. Notwithstanding any other provision of this Agreement, the Company shall not be in breach of any provision hereof that requires the Company to cause any Subsidiary to do or take any action whatsoever if the Company and its Subsidiaries do not have the power, authority or ability to cause the Subsidiary to do or take such action under the organization documents of such Subsidiary, or any agreement between the Company or its Subsidiaries and any other Person that is in effect on the date hereof. Unless otherwise expressly specified in this Agreement, a reference to a "Subsidiary" or "Subsidiaries" are references to a Subsidiary or Subsidiaries of the Company.

                     [Signature page follows.]

           IN WITNESS WHEREOF, the parties hereto have caused this Agreement and Plan of Merger to be duly executed by their respective authorized officers as of the day and year first above written.



                               MONSANTO COMPANY



                               By:   /s/ Terrell K. Crews
                                    -------------------------------
                                    Name:  Terrell K. Crews
                                    Title: Chief Financial Officer



                               MONSANTO SUB, INC.



                               By:   /s/ Nancy E. Hamilton
                                    -------------------------------
                                    Name:  Nancy E. Hamilton
                                    Title: Secretary



                               DELTA AND PINE LAND COMPANY



                               By:   /s/ W.T. Jagodinski
                                    -------------------------------
                                    Name:  W.T. Jagodinski
                                    Title: President and
                                           Chief Executive Officer

                             EXHIBIT A

                             EXHIBIT B

                             EXHIBIT C